                                                                    Exhibit 99.3

                      Consolidated Financial Statements
                      (Expressed in Canadian dollars)


                      AT&T CANADA INC.

                      Years ended December 31, 2002, 2001 and 2000

TO THE BOARD OF DIRECTORS
AT&T CANADA INC.

We have audited the consolidated balance sheets of AT&T Canada Inc. as at December 31, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

With respect to the consolidated financial statements for the years ended December 31, 2002 and 2000, we conducted our audits in accordance with Canadian generally accepted auditing standards. With respect to the consolidated financial statements for the year ended December 31, 2001, we conducted our audit in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

KPMG LLP
Chartered Accountants

Toronto, Canada

January 31, 2003, except as
to notes 1, 8 and 25, which are
as of February 25, 2003

COMMENTS BY THE AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the board of directors, dated January 31, 2003, except as to notes 1, 8 and 25, which are as of February 25, 2003, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

In addition, in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the change described in note 2(e) to the consolidated financial statements. Our report to the board of directors dated January 31, 2003, except as to notes 1, 8 and 25, which are as of February 25, 2003, is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

KPMG LLP
Chartered Accountants

Toronto, Canada

January 31, 2003, except as
to notes 1, 8 and 25, which are
as of February 25, 2003

AT&T CANADA INC.
Consolidated Balance Sheets
(In thousands of Canadian dollars)

December 31, 2002 and 2001
--------------------------------------------------------------------------------

                                                                          2002               2001
                                                                          ----               ----
                                                                                          (Restated -
                                                                                           note 2(g))
ASSETS

Current assets:
     Cash and cash equivalents (note 4)                               $   420,542         $   537,294
     Accounts receivable (note 7(b))                                      166,434              70,640
     Other current assets                                                  23,045              14,154
                                                                      -----------         -----------

                                                                          610,021             622,088

Property, plant and equipment (note 5)                                    952,699           2,180,773
Goodwill (note 6)                                                              --           1,639,065
Other intangible assets (note 6)                                            7,565              14,531
Deferred pension asset (note 16)                                           60,430              45,174
Deferred foreign exchange                                                      --             144,287
Other assets, net (note 7)                                                 56,985             117,707
                                                                      -----------         -----------

                                                                      $ 1,687,700         $ 4,763,625
                                                                      ===========         ===========

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:
     Liabilities not subject to compromise:
         Accounts payable                                             $    45,802         $    63,291
         Accrued liabilities                                              234,549             267,229
         Accrued interest payable                                              --              70,004
         Income taxes payable                                               7,056               5,584
         Current portion of capital lease obligations (note 9)              3,952               1,930
     Liabilities subject to compromise (note 8)                         4,719,591                  --
                                                                      -----------         -----------
                                                                        5,010,950             408,038

Long-term debt (note 8)                                                        --           4,655,077
Long-term portion of capital lease obligations (note 9)                    16,601              17,661
Other long-term liabilities                                                47,547              45,110
Deferred foreign exchange (note 17(b))                                    106,617              29,445

Shareholders' deficiency (note 10):

     Common shares                                                      1,393,994           1,133,664
     Warrants                                                                 496                 709
     Deficit                                                           (4,888,505)         (1,526,079)
                                                                      -----------         -----------
                                                                       (3,494,015)           (391,706)
                                                                      -----------         -----------

                                                                      $ 1,687,700         $ 4,763,625
                                                                      ===========         ===========


Reorganization proceedings and basis of presentation (note 1)
Reconciliation to accounting principles generally accepted in the United States (note 23) Commitments and contingencies (note 24) Subsequent events (note 25)

See accompanying notes to consolidated financial statements.

On behalf of the Board:

                                             Director                                             Director
-------------------------------------------            ------------------------------------------
Purdy Crawford                                         James J. Meenan

AT&T CANADA INC.
Consolidated Statements of Operations and Deficit
(In thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                    2002               2001                 2000
                                                                    ----               ----                 ----
                                                                                   (Restated -
                                                                                    note 2(g))
Revenue                                                         $ 1,488,145         $ 1,544,721         $ 1,505,378

Expenses:
     Service costs                                                  931,949           1,005,790           1,034,860
     Selling, general and administrative                            333,004             385,966             411,947
     Workforce reduction and provision for restructuring
       (note 12)                                                     87,069              21,901             (10,249)
     Write-down of property, plant and equipment
       and goodwill (notes 5 and 6)                               1,203,196                  --                  --
     Depreciation and amortization                                  273,142             465,600             402,551
                                                                -----------         -----------         -----------
                                                                  2,828,360           1,879,257           1,839,109
                                                                -----------         -----------         -----------

Loss from operations                                             (1,340,215)           (334,536)           (333,731)

Other income (expense):
     Interest income                                                  9,193              19,134              17,243
     Interest expense                                              (431,625)           (401,114)           (319,046)
     Foreign exchange loss                                          (41,126)            (10,097)                 --
     Reorganization expenses (note 14)                               (7,065)                 --                  --
     Write-down of long-term investments and
       other assets (note 7(c))                                     (11,855)                 --                  --
     Other (note 13)                                                 (2,225)            (10,797)             13,739
                                                                -----------         -----------         -----------
                                                                   (484,703)           (402,874)           (288,064)
                                                                -----------         -----------         -----------

Loss before minority interest and income taxes                   (1,824,918)           (737,410)           (621,795)

Minority interest                                                        --                  --             104,274

Income taxes (note 15)                                                6,741               7,965               5,686
                                                                -----------         -----------         -----------

Loss for the year                                                (1,831,659)           (745,375)           (523,207)

Deficit, beginning of year:
     As previously reported                                      (1,513,805)           (780,704)           (257,497)
     Adjustment for change in accounting policy
       for foreign exchange (note 2(g))                             (12,274)                 --                  --
                                                                -----------         -----------         -----------
     As restated                                                 (1,526,079)           (780,704)           (257,497)

Adjustment for change in accounting policy for goodwill
   (note 2(e))                                                   (1,530,767)                 --                  --
                                                                -----------         -----------         -----------
Deficit, end of year                                            $(4,888,505)        $(1,526,079)        $  (780,704)
                                                                ===========         ===========         ===========

Basic and diluted loss per common share (note 2(j))             $    (17.95)        $     (7.57)        $     (5.48)
                                                                ===========         ===========         ===========

Weighted average number of common shares
   outstanding (in thousands)                                       102,047              98,406              95,561
                                                                ===========         ===========         ===========

See accompanying notes to consolidated financial statements.

AT&T CANADA INC.
Consolidated Statements of Cash Flows
(In thousands of Canadian dollars)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                      2002                2001             2000
                                                                      ----                ----             ----
                                                                                       (Restated -
                                                                                        note 2(g))
Cash provided by (used in):

Operating activities:
     Loss for the year                                            $(1,831,659)        $(745,375)        $(523,207)
     Adjustments required to reconcile loss to
       cash flows from operating activities:
         Depreciation and amortization                                273,142           465,600           402,551
         Write-down of property, plant and
           equipment and goodwill (notes 5 and 6)                   1,203,196                --                --
         Write-down of long-term investments
           and other assets (note 7(c))                                11,855                --                --
         Accretion of Senior Discount Note interest                   156,855           145,148           125,916
         Amortization of debt issuance costs                           10,807            15,661            16,248
         Amortization of deferred gain on termination of
           cross-currency swaps and forward contracts
           (note 17(b))                                               (16,232)           (4,264)               --
         Loss (gain) on sale of investments                             1,502             8,894           (13,011)
         Minority interest                                                 --                --          (104,274)
         Deferred pension charge (note 16(a))                           8,661             5,074             2,690
         Change in pension plan valuation
           allowance (note 16(a))                                          --           (31,934)            2,937
         Unrealized foreign exchange loss                              59,844            12,275                --
         Other                                                         (1,422)            3,577             2,012
                                                                  -----------         ---------         ---------
                                                                     (123,451)         (125,344)          (88,138)
     Change in non-cash working capital (note 20)                     (24,308)          183,636           (80,411)
                                                                  -----------         ---------         ---------
     Net cash generated by (used in)
       operating activities                                          (147,759)           58,292          (168,549)

Investing activities:
     Acquisitions, net of cash or bank indebtedness
       acquired                                                            --           (43,410)         (197,867)
     Dispositions of investments, net of disposition costs              2,200             3,580            17,656
     Additions to property, plant and equipment                      (143,865)         (419,173)         (560,404)
     Reductions (additions) to other assets                             1,355               236            (1,164)
     Decrease to restricted investments                                    --                --            42,429
                                                                  -----------         ---------         ---------
     Net cash used in investing activities                           (140,310)         (458,767)         (699,350)

Financing activities:
     Issue of share capital, net of issuance costs                    259,022            48,243            35,206
     Termination of cross-currency swaps and
       forward contracts (note 17(b))                                  85,504           150,664                --
     Draw from (repayment of) credit facility, net                   (170,000)         (100,000)          270,000
     Issues of long-term debt                                              --           781,959           355,912
     Debt issue and credit facility costs                              (1,304)           (6,230)           (5,234)
     Decrease in other long-term liabilities                           (1,694)           (5,054)           (5,935)
     Repayment of capital lease                                          (279)           (1,695)           (2,981)
                                                                  -----------         ---------         ---------
     Net cash generated by financing activities                       171,249           867,887           646,968

Effect of exchange rate changes on cash                                    68             1,295               187
                                                                  -----------         ---------         ---------
Increase (decrease) in cash and cash equivalents                     (116,752)          468,707          (220,744)

Cash and cash equivalents, beginning of year                          537,294            68,587           289,331
                                                                  -----------         ---------         ---------
Cash and cash equivalents, end of year                            $   420,542         $ 537,294         $  68,587
                                                                  ===========         =========         =========

Supplemental cash flow information (note 21)

See accompanying notes to consolidated financial statements.

AT&T CANADA INC.
Notes to Consolidated Financial Statements
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


AT&T Canada Inc. (the "Company") is a holding company, which engages in the telecommunications business in Canada through its subsidiaries, the most significant of which is its 69% owned operating subsidiary, AT&T Canada Corp. The Company's activities in the telecommunications business consist primarily of the development and construction of telecommunications networks for the provision of local and data services, internet and IT services and long-distance services to businesses in Canada.

On October 8, 2002, all of the Company's Class A Voting Shares and Class B Non-Voting Shares, not already owned by AT&T Corp., were purchased by Brascan Financial Corporation and CIBC Financial Partners (the "Back-end"). As a result, the publicly traded Class B Deposit Receipts were de-listed by The Toronto Stock Exchange (the "TSX") and NASDAQ and are no longer publicly traded.

1.       REORGANIZATION PROCEEDINGS AND BASIS OF PRESENTATION:

         (a)      Reorganization proceedings:

                  On October 15, 2002 (the "Commencement Date"), the Company and certain of its subsidiaries, namely AT&T Canada Corp., AT&T Canada Telecom Services Company, AT&T Canada Fibre Canada Company, MetroNet Fibre US Inc., MetroNet Fibre Washington Inc. and Netcom Canada Inc. (collectively, the "AT&T Canada Companies"), voluntarily filed an application for creditor protection under the Companies' Creditors Arrangement Act ("CCAA") with the Ontario Superior Court of Justice, Toronto, Ontario, Canada (the "Court") and obtained an order from the Bankruptcy Court in the Southern District of New York (the "U.S. Court") under Section 304 of the U.S. Bankruptcy Code to recognize the CCAA proceedings in the United States. On January 22, 2003, the AT&T Canada Companies filed a Consolidated Plan of Arrangement and Reorganization (the "Plan") and related Management Information Circular with the Court. The purpose of the Plan is to restructure the balance sheet and equity of the AT&T Canada Companies, provide for the compromise, settlement and payment of liabilities of certain creditors of the AT&T Canada Companies and to simplify the operating corporate structure of the AT&T Canada Companies. The Plan provides for, amongst other things:

                  (i) transactions that will result in a corporate structure with a new parent company ("New AT&T Canada"), which will own the existing holding company, AT&T Canada Inc. and a wholly owned operating subsidiary ("New OpCo"), which will be created as a consequence of the amalgamation of certain of the existing subsidiaries of AT&T Canada Inc.;

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


1.       REORGANIZATION PROCEEDINGS AND BASIS OF PRESENTATION (CONTINUED):

           (ii) the cancellation of all existing outstanding equity, including warrants and share purchase options of AT&T Canada Inc. and AT&T Canada Corp. for no consideration (notes 10 and 11); and

           (iii) the exchange and compromise of the senior notes of the Company (the "Senior Notes") and certain other affected claims ("Affected Creditors") for a combination of cash, which will not be less than $200 million, and 100% of the equity of New AT&T Canada upon emergence from CCAA.

           On February 20, 2003, the Plan was approved by the holders of the Senior Notes ("Noteholders"), and other affected creditors. On February 25, 2003, the Court issued an order sanctioning the Plan and the U.S. Court issued an order recognizing and enforcing the Court's sanction order.

           As a wholly owned subsidiary of AT&T Canada Inc., New OpCo will carry on the businesses formerly conducted by each of the Canadian AT&T Canada Companies. In effect, after the reorganization under the Plan, AT&T Canada Inc. will operate through one Canadian subsidiary instead of seven Canadian operating subsidiaries and AT&T Canada Inc. will become the wholly owned subsidiary of New AT&T Canada, whose principal asset consists of its ownership of all of the common shares of AT&T Canada Inc. Following the implementation of the Plan, the business and operations of AT&T Canada Inc. will not undergo any change as a result of New AT&T Canada becoming the top company in the corporate structure.

           The completion of the Plan and emergence from the CCAA proceedings ("Plan Implementation Date") is subject to a number of conditions, including that an appeal period of the Court's approval has expired with either no appeal commenced or a final determination made by the Court, and the receipt of certain exemption orders from securities regulatory authorities in Canada to provide that the shares of New AT&T Canada (the "New Shares") issued under the Plan will be freely tradeable, and the listing of the New Shares on the TSX.

           Two of the Company's wholly owned subsidiaries, Contour Telecom Inc. and Montage.DMC eBusiness Services, Inc., were excluded from the CCAA proceedings. Together, these entities generated less than 5% of consolidated revenues in 2002 and 2001 (2000 - 5%), and were an insignificant component of consolidated net loss and the Company's financial position for each of the years presented.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


1.       REORGANIZATION PROCEEDINGS AND BASIS OF PRESENTATION (CONTINUED):

         (b)      Basis of presentation:

         The consolidated financial statements have been prepared on a going concern basis in accordance with Canadian generally accepted accounting principles ("GAAP"). The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. There is doubt about the appropriateness of the use of the going concern assumption in the preparation of the consolidated financial statements because of the circumstances of the CCAA reorganization proceedings and circumstances giving rise to this event, including the Company's long-term debt which is in default. There can be no assurances that the Plan will be implemented as contemplated and that the Company will emerge from the CCCA proceedings. Also, there can be no assurances that even if the Plan is implemented, the Company will be a going concern post-emergence.

         The consolidated financial statements do not reflect significant adjustments that would be necessary in the carrying amount of assets and liabilities, the reported revenue and expenses, and the balance sheet classifications used if the going concern basis was not appropriate. The appropriateness of the going concern basis is dependent upon, among other things, implementation of the Plan, future profitable operations and the Company's ability to generate sufficient cash from operations and from financing arrangements to meet its obligations.

         If the Plan is implemented, New AT&T Canada will be required to perform a comprehensive revaluation of its balance sheet under the provisions of The Canadian Institute of Chartered Accountants ("CICA") Handbook Section ("HB") 1625, "Comprehensive Revaluation of Assets and Liabilities" ("fresh start accounting"). Under fresh start accounting, the Company's assets and liabilities will be recorded at management's best estimate of their fair values. The reported amounts in the accompanying consolidated financial statements could materially change, because they do not give effect to adjustments to the carrying amount of assets and liabilities that may ultimately result from the adoption of fresh start accounting to reflect assets and liabilities at their fair values. In particular, it is expected that there will be significant differences (either positive or negative) between the fair value and carrying amount as a result of fresh start accounting in the following areas: capital assets, deferred pension asset and long-term liabilities.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES:

         The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada which, in the case of the Company, conform, in all material respects, with those in the United States, except as outlined in note 23.

         The consolidated financial statements include all assets and liabilities of the Company and its majority-owned subsidiaries. All intercompany transactions and balances have been eliminated on consolidation.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

         Significant estimates are used in determining, but not limited to, the recoverability of capital assets, allowance for doubtful accounts, provisions for workforce reduction and restructuring, provisions for contingent liabilities, liabilities subject to compromise, and income tax valuation allowances. Assessments of the recoverability of capital assets require estimates of useful lives, future cash flows, discount rates and terminal values. Management develops cash flow projections using assumptions that reflect the Company's planned courses of action and management's best estimate of the most probable set of economic conditions. When assessing the reasonableness of the assumptions, current information, currently prevailing economic conditions and trends are considered. Liabilities subject to compromise under the CCAA proceedings have been estimated based upon the Court-approved process to prove, administer and adjudicate claims. The claims of Noteholders have been determined in accordance with such process. Claims of other affected creditors and the amount recorded as liabilities have been estimated using the information provided by the Affected Creditors and management's assessment of the merits of the claims. Actual results may be materially different from assumptions used.

         The Company's significant accounting policies are as follows:

         (a)      Cash and cash equivalents:

                  Cash equivalents consist of investments in money market instruments with a maturity at the date of purchase of less than three months. Cash and cash equivalents are recorded at cost, which approximates current market value.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (b)      Revenue recognition:

                  The Company derives its revenue primarily from data, local, internet and IT services and long-distance products and services. Products and services are sold either standalone or together as a multiple service arrangement or bundled solution. Components of multiple service arrangements are separately accounted for provided the elements have standalone value to the customer and the fair value of any undelivered elements can be reliably determined. The Company recognizes revenue once evidence of an arrangement exists, delivery has occurred, fees are fixed or determinable and collectability is probable.

                  Revenue on long-distance and other usage-based products and services is recognized based upon minutes of traffic carried. Revenue on local, data, internet, IT services and other products and services is recognized as the services are provided in accordance with contract terms, including any customer acceptance provisions. Revenue from technical support and maintenance is recognized over the term of the contract during which the services are provided.

         (c)      Accounts receivable securitization:

                  The Company accounts for the transfer of receivables according to Accounting Guideline ("AcG") AcG-12, "Transfer of Receivables." The Company recognizes gains or losses on the transfer of receivables that qualify as sales and retains a subordinated retained interest in the accounts receivable transferred and ongoing servicing responsibilities. Losses on the sale of accounts receivable are recorded in the consolidated statements of operations and deficit at the date of sale.

                  The amount of the losses depends in part on the carrying amount of the accounts receivable involved in the transfer, allocated between the accounts receivable sold and the Company's retained interest based on their relative fair value at the date of the transfer. The Company measures fair value based on the expected future cash receipts to be realized using management's best estimates of key assumptions for credit and dilution losses, collection term of the accounts receivable and the trust's contracted return.

                  Any subsequent decline in the value of the retained interest other than a temporary decline, will be recorded in income.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (d)      Property, plant and equipment:

                  Property, plant and equipment are recorded at cost. Included in telecommunications facilities and equipment are costs incurred in developing new networks or expanding existing networks, such as costs of acquiring rights-of-way and network design. Construction costs related to telecommunications facilities and equipment that are installed on rights-of-way granted by others are capitalized and depreciated over the lives of the rights-of-way. Interest is capitalized on assets under construction for more than three months at the Company's weighted average cost of debt. Telecommunications facilities and equipment are depreciated once the network is put in service.

                  Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                  Telecommunications facilities and equipment           3 - 20 years
                  Buildings                                            13 - 40 years
                  Other capital assets                                  4 - 40 years
                  Equipment under capital leases                        3 - 15 years
                  Application software                                   1 - 7 years
                  Leasehold improvements                               Term of lease

                  The carrying amount of property, plant and equipment is reviewed for impairment on an ongoing basis whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the expected future undiscounted cash flows and carrying amount of the asset.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (e)      Business combinations, goodwill and other intangible assets:

                  Effective January 1, 2002, the Company adopted HB 3062, "Goodwill and Other Intangible Assets," and HB 1581, "Business Combinations." The new standards mandate the purchase method of accounting for business combinations and require that goodwill and indefinite-life intangible assets no longer be amortized but tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill.

                  The Company has adopted these new standards as at January 1, 2002 and discontinued amortization of all existing goodwill. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying value of a reporting unit with its fair value. If any potential impairment is indicated, then it is quantified by comparing the carrying value of goodwill to its fair value, based on the fair value of the assets and liabilities of the reporting unit. HB 3062 requires completion of a transitional goodwill impairment evaluation within six months of adoption.

                  Under HB 3062, any transitional impairment loss is recognized as a charge to opening deficit at January 1, 2002. In 2002, the Company completed its transitional goodwill impairment test and determined that unamortized goodwill of $1,530.8 million, as at January 1, 2002, was impaired under the fair value approach. This amount was charged to opening deficit with a corresponding reduction in goodwill (note 6).

                  Intangible assets that have definite lives are amortized over their estimated useful lives. Intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the expected future undiscounted cash flows and the carrying amount of the asset.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         The following presents the effects on the year ended December 31, 2001 and 2000 as if the Company had retroactively adopted the change in accounting policy for non-amortization of goodwill discussed above:

                                                              2001                 2000
                                                              ----                 ----
         Reported loss for the year                       $  (745,375)        $  (523,207)
         Add back:  goodwill amortization                     109,186              94,427
                                                          -----------         -----------
         Adjusted loss for the year                       $  (636,189)        $  (428,780)
                                                          ===========         ===========

         Reported basic and diluted loss per share        $     (7.57)        $     (5.48)
         Add back:  goodwill amortization                        1.11                0.99
                                                          -----------         -----------
         Adjusted basic and diluted loss per share        $     (6.46)        $     (4.49)
                                                          ===========         ===========

         Prior to the adoption of HB 3062, goodwill and other intangible assets recorded at the date of acquisition were amortized on a straight-line basis over their estimated useful lives of 5 to 25 years. Goodwill and other intangible assets were reviewed for impairment whenever events or changes in circumstances indicated that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows was less than the carrying amount of the asset, a loss was recognized for the difference between the expected future undiscounted cash flows and the carrying amount of the asset.

(f)      Debt issuance costs:

         Debt issuance costs are amortized on a straight-line basis over the terms of the related debt financing.

(g)      Foreign currency translation and hedging relationships:

         Foreign currency-denominated monetary items are translated into Canadian dollars at the exchange rate prevailing at the balance sheet date. Foreign currency-denominated non-monetary items are translated at the historical exchange rate. Transactions included in operations are translated at the average exchange rate for the period. Translation gains or losses are reflected in the consolidated statements of operations in the period in which they occur.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


         Effective January 1, 2002, the Company adopted amended HB 1650, "Foreign Currency Translation," which eliminates the deferral and amortization of foreign currency translation gains and losses on long-term monetary items with a fixed or ascertainable life. Exchange gains and losses on long-term monetary items are included in income.

         At December 31, 2001, the Company had approximately $12.3 million (2000
         - nil) of unamortized foreign exchange losses related to long-term debt. Upon adoption, deferred foreign exchange has been reduced by this amount, with a corresponding increase in opening deficit as of January 1, 2002. HB 1650 also requires restatement of prior periods, the effect of which was to increase the reported loss and loss per share for the year ended December 31, 2001 by $12.3 million (2000 - nil) and $(0.12) (2000 - nil), respectively.

         The Company hedges its exposure to foreign currency exchange rate risk on long-term debt from time to time, by designating existing foreign currency-denominated monetary assets as hedge instruments and, through the purchase of currency options, cross-currency swaps and forward exchange contracts. The Company accounts for these financial instruments as hedges and, as a result, foreign exchange gains and losses on hedge instruments are recorded in the same period as the corresponding gains and losses on the related long-term debt. Premiums paid to acquire currency options, cross-currency swaps and forward exchange contracts are deferred and amortized on a straight-line basis over the terms of the instruments. Changes in fair values of derivative instruments not designated as hedging instruments and ineffective portion of hedges, if any, are recognized in earnings in the current year.

         The Company's policy is to formally designate each derivative financial instrument as a hedge of a specifically identified debt instrument. The Company believes the derivative financial instruments are effective as hedges, both at inception and over the term of the instrument.

         Gains and losses on terminations of foreign currency derivative agreements are deferred under other current, or non-current, assets or liabilities on the balance sheet and amortized to foreign exchange gain
         (loss) over the remaining term of the underlying debt for which these derivative instruments were designated as cash flow hedges. In the event of early extinguishment of the related debt obligation, any realized or unrealized gain or loss from the derivative would be recognized in the consolidated statements of operations at the time of extinguishment.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (h)      Employee benefit plans:

                  (i)      Retirement benefits:

                           The Company recognizes the costs of retirement benefits and post-employment benefits over the period in which employees render services in return for the benefits. The costs of defined benefit pensions and other retirement benefits earned by employees are actuarially determined using the projected benefit method prorated on credited service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Changes in these assumptions could impact future pension expense. For the purpose of calculating the expected return on plan assets, those assets are valued using a market-related value. Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment, except for amendments to the post-retirement medical and dental benefits programs. The average remaining life expectancy of former employees is used for the post-retirement medical and dental benefits programs as no new members are allowed to join these plans. The excess of the cumulative unrecognized net gains (loss) over 10% of the greater of the benefit obligation and the market-related value of plan assets is amortized over the average remaining service period of active employees, except for the post-retirement medical and dental benefits programs where the average remaining life expectancy of former employees is used in the determination of the amortization period.

                           When the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (ii)     Stock-based compensation:

                  Effective January 1, 2002, the Company adopted HB 3870, "Stock-based Compensation and Other Stock-based Payments," which requires that a fair value-based method of accounting be applied to all stock-based payments to non-employees and to employee awards that are direct awards of stock, awards that call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments. HB 3870 permits the Company to continue its existing policy of treating all other employee and director stock options as capital transactions (the settlement method), but requires pro forma disclosure of net earnings and per share information as if the Company had accounted for these stock options under the fair value method (note 11).

                  HB 3870 requires disclosure of the pro forma effect of awards granted after January 1, 2002. The Company has elected to include the pro forma effect of awards granted prior to January 1, 2002 in its disclosures. The fair value of stock options issued in the period is determined using the Black-Scholes option-pricing model for purposes of the pro-forma disclosures, and is allocated to compensation cost on a straight-line basis over the vesting period of the award. The adoption of the new section did not impact the consolidated financial statements.

         (iii)    Employee Share Ownership Plan:

                  Compensation expense is recognized for the Company's contributions to the Employee Share Ownership Plan. The Company's contributions are made through the issuance of Class B Non-Voting Shares from treasury.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (i)      Income taxes:

                  The Company uses the liability method of accounting for income taxes. Future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce future income tax assets to an amount where realization is more likely than not. Future income tax assets and liabilities are measured using enacted or substantively enacted tax laws and rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax laws and rates is recognized as part of the provision for income taxes in the period that includes the enactment date (or the period in which the changes in rates are substantively enacted).

         (j)      Loss per common share:

                  Effective January 1, 2001, the Company adopted retroactively the treasury stock method of calculating diluted earnings per share in accordance with HB 3500. The treasury stock method includes only those unexercised options and warrants where the average market price of the common shares during the period exceeds the exercise price of the options and warrants. In addition, this method assumes that the proceeds would be used to purchase common shares at the average market price during the period.

                  The change in the method of calculation of loss per share did not impact basic and diluted loss per share for 2001 and 2000.

                  As a result of net losses for the years ended December 31, 2002, 2001 and 2000, respectively, the effect of converting stock options and warrants has not been included in the calculation of diluted loss per common share because to do so would be anti-dilutive.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (k)      Recent pronouncements:

                  (i) Effective January 1, 2003, the Company will adopt AcG-14, "Disclosure of Guarantees," which requires a guarantor to disclose significant information about guarantees it has provided, without regard to whether it will have to make any payments under the guarantees and in addition to the accounting and disclosure requirements of HB 3290, "Contingencies." The Guideline is generally consistent with disclosure requirements for guarantees in the United States (Financial Accounting Standard Board ("FASB") Interpretation No. 45) but, unlike the FASB's guidance, does not apply to product warranties and does not encompass recognition and measurement requirements. The Company has evaluated the impact of adoption of AcG-14 and the disclosures are included in note 23(b)(ii).

                  (ii) In December 2002, the CICA issued HB 3063, "Impairment or Disposal of Long-Lived Assets" and revised HB 3475, "Disposal of Long-Lived Assets and Discontinued Operations." These sections supersede the write-down and disposal provisions of HB 3061, "Property, Plant and Equipment" and HB 3475, "Discontinued Operations." The new standards are consistent with U.S. GAAP. HB 3063 establishes standards for recognizing, measuring and disclosing impairment of long-lived assets held-for-use. An impairment is recognized when the carrying amount of an asset to be held and used, exceeds the projected future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value. HB 3475 provides specific criteria for and requires separate classification for assets held-for-sale and for these assets to be measured at the lower of their carrying amounts or fair value, less costs to sell. HB 3475 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from operations. HB 3063 is effective for the Company's 2004 fiscal year, however, early application is permitted. Revised HB 3475 is applicable to disposal activities committed to by the Company after May 1, 2003, however, early application is permitted. The Company is currently evaluating the effect of the adoption of these standards on its financial position, results of operations and cash flows.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


3.       ACQUISITIONS AND DISPOSITIONS:

         Details of business acquisitions during 2001 and 2000 are as follows. Consideration was satisfied in cash unless otherwise noted below.

                                     2001                          2000
                                  -------      ----------------------------------------------
                                  MONTAGE      Contour       Brak        Netcom         DMC
                                    (b)          (c)          (d)          (e)          (f)
         Current assets           $15,493      $10,373      $ 4,044      $ 6,192      $ 3,993
         Capital assets             4,717        7,093          548           --          501
         Other assets                  --          694          990        5,545           --
         Goodwill                  51,029       70,032       29,554       66,892       92,309
                                  -------      -------      -------      -------      -------
                                   71,239       88,192       35,136       78,629       96,803

         Current liabilities       11,869       11,337        4,708       11,157        1,308
         Long-term debt                --        6,875          202           --           --
                                  -------      -------      -------      -------      -------
                                   11,869       18,212        4,910       11,157        1,308
                                  -------      -------      -------      -------      -------
         Purchase price           $59,370      $69,980      $30,226      $67,472      $95,495
                                  =======      =======      =======      =======      =======

         (a) On May 1, 2001, the Company disposed of certain call centres. Proceeds on disposition were $3.6 million in cash. The disposition generated a loss on sale of $8.9 million.

         (b)      Acquisition of MONTAGE eIntegration Inc.:

                  On June 1, 2001, the Company acquired all of the issued and outstanding shares of MONTAGE eIntegration Inc. ("MONTAGE"). MONTAGE is a Canadian E-Business solutions integrator focused on transforming traditional organizations into connected enterprises through internet technologies. Consideration of $58.4 million was paid on closing, comprised of $13.7 million in cash and $44.7 million, represented by 967,355 Class B Non-Voting Shares of the Company. In addition, acquisition costs of $1.0 million were incurred. The vendors had the potential to earn up to an additional $30.0 million contingent upon the attainment by June 30, 2002 of certain specified performance targets. As determined at June 30, 2002, no additional consideration was earned.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


3.       ACQUISITIONS AND DISPOSITIONS (CONTINUED):


         (c) Acquisition of Contour Telecom Inc. (Canada) (formerly TigerTel Inc.):

                  On January 6, 2000, the Company acquired all of the issued and outstanding shares of Contour Telecom Inc. (Canada) (formerly TigerTel Inc. ("Contour")), a Canadian business telecommunications provider.

         (d)      Acquisition of Brak Systems Inc.:

                  On March 20, 2000, the Company acquired all of the issued and outstanding shares of Brak Systems Inc. ("Brak"), a Canadian internet security company.

         (e)      Acquisition of Netcom Canada Holding Inc.:

                  On April 10, 2000, the Company exercised its right to acquire the remaining 49% of issued and outstanding shares, not previously owned by the Company, of Netcom Canada Holding Inc. ("Netcom"), an internet service provider for U.S. $46.2 million (Cdn. $67.5 million) in cash.

         (f)      Acquisition of DMC Inc.:

                  On May 31, 2000, the Company acquired all of the issued and outstanding shares of DMC Inc. ("DMC"), a Canadian business specializing in the deployment of business-focused internet and E-Business strategies and solutions. Purchase consideration of $95.5 million, recorded at the date of acquisition, was funded by a combination of the issuance of 769,231 Class B Non-Voting Shares priced at market on date of acquisition and $50 million in cash.

         (g)      Shared Technologies of Canada:

                  On July 18, 2000, the Company reduced its ownership in Shared Technologies of Canada ("STOC") from 70% to 15%. Proceeds on disposition were $16.5 million: $13.6 million received in cash and a receivable of $2.9 million. STOC also repaid intercompany loans owing of $4.5 million. The disposition generated a gain on sale of $13.0 million before income taxes. During 2002, the Company disposed of its remaining 15% investment in STOC for net proceeds of $2.2 million (note 7(d)).

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


3.       ACQUISITIONS AND DISPOSITIONS (CONTINUED):


         Unaudited pro forma consolidated financial information:

         The following unaudited pro forma consolidated financial information reflects the acquisitions of Contour, Brak, Netcom, DMC and MONTAGE as if these transactions had occurred on January 1, 2000:

                                                                  2001                 2000
                                                                  ----                 ----
                                                                         (Restated -
                                                                          note 2(g))
        Revenue                                               $ 1,568,655         $ 1,560,729

        Expenses:
             Service costs                                      1,020,851           1,068,704
             Selling, general and administrative
               expenses                                           395,208             430,368

        Integration costs, provision for restructuring
           and workforce reduction                                 21,901             (10,249)

        Depreciation and amortization                             470,309             422,780
                                                              -----------         -----------

        Loss from operations                                     (339,614)           (350,874)

        Other income (expense):
             Interest expense, net                               (382,094)           (302,064)
             Foreign exchange loss                                (10,097)                 --
             Other income (expense)                                (6,989)             13,874
                                                              -----------         -----------
                                                                 (399,180)           (288,190)
                                                              -----------         -----------

        Loss before minority interest and income taxes           (738,794)           (639,064)

        Minority interest                                              --             101,983

        Income taxes                                                9,580               6,073
                                                              -----------         -----------

        Loss for the year                                     $  (748,374)        $  (543,154)
                                                              ===========         ===========

        Basic and diluted loss per common share               $     (7.60)        $     (5.68)
                                                              ===========         ===========

         This financial information has not been adjusted to give effect to the dispositions of STOC and certain call centres on July 18, 2000 and May 1, 2001, respectively. The pro forma consolidated financial information has been provided for information purposes only and is not necessarily indicative of the results of operations that actually would have been achieved if the acquisitions had been completed on January 1, 2000, or that may be reported in the future.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


4.       CASH AND CASH EQUIVALENTS:

                                                               2002            2001
                                                               ----            ----
         Cash on deposit:
             Canadian dollar                                 $ 78,551        $ 10,139
             U.S. dollar                                        4,827             214
         Short-term investments, at rates of interest
            varying between 1.25% and 3.08%:
             Canadian dollar                                  309,436         481,434
             U.S. dollar                                       27,728          45,507
                                                             --------        --------
                                                             $420,542        $537,294
                                                             ========        ========

5.       PROPERTY, PLANT AND EQUIPMENT:

                                                                Accumulated         Net book
         2002                                    Cost           depreciation          value
         ----                                    ----           ------------          -----
         Telecommunications facilities
           and equipment                       $2,015,809        $1,326,781        $  689,028
         Land and buildings                       147,554            96,257            51,297
         Other capital assets                     608,561           472,890           135,671
         Equipment under capital leases            31,018            20,751            10,267
         Application software                     173,577           118,697            54,880
         Leasehold improvements                    31,317            19,761            11,556
                                               ----------        ----------        ----------
                                               $3,007,836        $2,055,137        $  952,699
                                               ==========        ==========        ==========

                                                                Accumulated         Net book
         2001                                    Cost           depreciation          value
         ----                                    ----           ------------          -----
         Telecommunications facilities
           and equipment                       $2,060,341        $  483,964        $1,576,377
         Land and buildings                       169,516            41,601           127,915
         Other capital assets                     600,911           254,104           346,807
         Equipment under capital leases            28,542             6,430            22,112
         Application software                     163,253            73,965            89,288
         Leasehold improvements                    31,115            12,841            18,274
                                               ----------        ----------        ----------
                                               $3,053,678        $  872,905        $2,180,773
                                               ==========        ==========        ==========

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


5.       PROPERTY, PLANT AND EQUIPMENT (CONTINUED):

         As of December 31, 2002, property, plant and equipment include $5.9 million (2001 - $16.9 million) of property, plant and equipment under construction that are not in service and, accordingly, have not been depreciated. Interest capitalized to property, plant and equipment during 2002 amounted to $0.3 million (2001 - $0.9 million) and has been calculated using the Company's weighted average cost of debt of 11.5% (2001 - 11.5%) applied to the monthly amount expended in networks in progress that are not in service.

         In the second quarter of 2002, the Company assessed the carrying amounts of its long-lived assets for impairment. The assessment was performed due to regulatory decisions issued in the first half of 2002 affecting the Company's business plan, the deterioration of the economic environment and the substantial decline in market value of companies in the telecommunications services sector.

         An impairment was assessed based on a comparison of the net recoverable amount, using projected future undiscounted cash flows, to the carrying amount of the long-lived assets. The impairment charge of $1,095.0 million for certain property, plant and equipment, predominately telecommunication facilities and equipment, was measured as the deficiency between the carrying amount and the net recoverable amount, and has been recorded as a charge to earnings and an increase in accumulated depreciation.

         An additional assessment for impairment of the carrying values of the Company's long-lived assets was performed due to the brand transition and changes in ownership as contemplated in the Plan in the fourth quarter of 2002. It was determined based on this assessment that projected future undiscounted cash flows exceeded the carrying amount of the Company's property, plant and equipment, and there was no further impairment.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


6.       GOODWILL AND OTHER INTANGIBLE ASSETS:

         (a)      Goodwill:

                  The change in the carrying amount of goodwill for the year ended December 31, 2002 is shown below:

                                    Balance,                                                           Balance,
                                December 31,        Transitional        Impairment                 December 31,
                                        2001          impairment           in 2002       Other             2002
                                        ----          ----------           -------       -----             ----
                  Goodwill        $1,639,065         $(1,530,767)        $(108,228)        $(70)           $ --
                                  ==========         ===========         =========         ====            ====

                  Net goodwill as at December 31, 2001 consisted of cost of $1,913.2 million less accumulated amortization of $274.1 million.

                  In the second quarter of 2002, the Company completed its transitional goodwill impairment test as a result of adopting HB 3062, and determined that unamortized goodwill of $1,530.8 million as at January 1, 2002, was impaired under the fair value approach. The one-time transitional adjustment for the impairment assessment was charged to opening deficit with a corresponding reduction in goodwill. During the second quarter of 2002, the Company also performed an assessment for impairment of the carrying amount of its remaining goodwill due to the circumstances described in note 5. It was determined that the remaining unamortized goodwill of $108.2 million was also impaired under the fair value approach.

         (b)      Other intangible assets:


                  The following table summarizes the Company's other intangible assets for the year ended December 31:

                                                              Accumulated     Net book
                  2002                             Cost       amortization      value
                  ----                             ----       ------------      -----
                  Customer lists                 $ 4,025        $ 2,547        $1,478
                  Right-of-way agreements            702            148           554
                  Ghz licenses                     7,904          2,371         5,533
                  Non-compete agreements          33,633         33,633            --
                                                 -------        -------        ------
                                                 $46,264        $38,699        $7,565
                                                 =======        =======        ======

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


6.       GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED):

                                                              Accumulated      Net book
                  2001                             Cost       amortization      value
                  ----                             ----       ------------      -----
                  Customer lists                 $ 4,016        $   937        $ 3,079
                  Right-of-way agreements            702            111            591
                  Ghz licenses                     7,904          1,581          6,323
                  Non-compete agreements          33,633         29,095          4,538
                                                 -------        -------        -------
                                                 $46,255        $31,724        $14,531
                                                 =======        =======        =======

                  Aggregate amortization expense for intangible assets with definite lives for the year ended December 31, 2002 was $6.7 million. The weighted average amortization period is six years, with estimated amortization expense for the next five years, as follows:

                  2003                                                   $2,440
                  2004                                                      827
                  2005                                                      827
                  2006                                                      827
                  2007                                                      827

                  The Company did not have any intangible assets with an indefinite life as at December 31, 2002 and 2001.

7.       OTHER ASSETS:

                                                                     Accumulated      Net book
                  2002                                    Cost       amortization       value
                  ----                                    ----       ------------       -----
                  Debt issuance costs (note 7(e))        $79,303        $39,840        $39,463
                  Long-term investments, at cost,
                    less write-downs (note 7(c))             470             --            470
                  Restricted cash (note 7(a))             13,500             --         13,500
                  Other (note 7(c))                        3,848            296          3,552
                                                         -------        -------        -------
                                                         $97,121        $40,136        $56,985
                                                         =======        =======        =======

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


7.       OTHER ASSETS (CONTINUED):

                                                                               Accumulated       Net book
                  2001                                             Cost        amortization        value
                  ----                                             ----        ------------        -----
                  Debt issuance costs                            $ 78,926        $ 27,602        $ 51,324
                  Retained interest on accounts
                    receivable securitization (note 7(b))          49,829              --          49,829
                  Long-term investments, at cost                   10,745              --          10,745
                  Other                                             6,652             843           5,809
                                                                  --------        --------        --------
                                                                  $146,152        $ 28,445        $117,707
                                                                  ========        ========        ========

                  (a) As at December 31, 2002, the Company has restricted cash comprising cash held in trust of $13.5 million, which represents further protection for the directors and officers of the Company with respect to their potential personal liability for certain statutory liabilities. The restrictions will terminate upon the earlier of (i) December 31, 2008 and (ii) three years from the date of the last claim being conclusively resolved.

                  (b) In 2001, the Company sold accounts receivable under a securitization program with a special purpose trust for initial proceeds of $100 million and recorded a loss of $0.4 million, representing the cost relating to establishing the agreement at the date of the sale. Under the terms of the securitization agreement, the Company had the ability to sell certain of its accounts receivable on a revolving basis through securitization transactions at varying monthly limits. The maximum cash proceeds that could be funded under the program were $150 million. The accounts receivable pool consisted of the Company's trade accounts receivable for telecommunications products and services rendered. On February 20, 2002, the Company repurchased, for approximately $100 million, all of the outstanding accounts receivable sold under their securitization program.

                           The securitization agreement included the requirement that the Company maintain an investment grade credit rating from both Moody's Investor Services Inc. and Standard & Poor's Rating Services.

                  (c) In 2002, the Company determined there was an other than temporary decline in the value of its long-term investments and other assets, and recorded a write-down of $8.8 million and $3.1 million, respectively. The determination was based on recent market valuations.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


7.    OTHER ASSETS (CONTINUED):

      (d) In the second quarter of 2002, the Company sold its remaining interest in STOC for net proceeds of $2.2 million.

      (e) The Company recorded a write-off of $2.3 million of unamortized debt issuance costs related to the senior credit facility which was terminated on October 9, 2002 (see note 8(c)).


8.    LIABILITIES SUBJECT TO COMPROMISE AND LONG-TERM DEBT:

      The liabilities subject to compromise as at December 31, 2002 and long-term debt as of December 31, 2001 are as follows:

                                                            Liabilities
                                                             subject to                    Long-term
                                                             compromise                       debt
                                                             ----------                       ----
                                      Effective                 2002                          2001
                                    interest rate        Cdn.           U.S.           Cdn.            U.S.
                                    -------------        ----           ----           ----            ----
12% unsecured Senior Notes,
  maturing August 15, 2007                            $  356,237      $225,810      $  395,988      $  248,600
10.75% unsecured Senior
  Discount Notes, maturing
  November 1, 2007                      11.04%           268,193       170,001         248,227         155,800
9.95% unsecured Senior Discount
  Notes, maturing June 15, 2008         11.24%         1,440,761       913,262       1,341,482         842,200
10.625% unsecured Senior Notes,
  maturing November 1, 2008                              354,960       225,000         358,380         225,000
7.65% unsecured Senior Notes,
  maturing September 15, 2006                          1,571,255       995,978       1,592,800       1,000,000
7.15% unsecured Senior Notes,
  maturing September 23, 2004                            142,850            --         150,000              --
7.625% unsecured Senior Notes,
  maturing March 15, 2005                                382,568       242,500         398,200         250,000
Senior Credit Facility                                        --            --         170,000              --
                                        -----         ----------      --------      ----------      ----------
                                                       4,516,824                     4,655,077

Accrued interest payable                                 175,778                            --
Accrued liabilities                                        8,220                            --
Other liabilities                                         18,769                            --
                                        -----         ----------      --------      ----------      ----------
                                                      $4,719,591                    $4,655,077
                                        =====         ==========      ========      ==========      ==========

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


8.    LIABILITIES SUBJECT TO COMPROMISE AND LONG-TERM DEBT (CONTINUED):


      (a)   Liabilities subject to compromise under CCAA proceedings:


            Under the CCAA proceedings and the Plan, all of the Company's liabilities to creditors under the Senior Notes, including accrued interest thereon, and certain other affected claims at the Commencement Date, will be compromised subject to the implementation of the Plan. Such liabilities whose treatment and satisfaction are dependent on the outcome of the CCAA proceedings have been segregated and classified as liabilities subject to compromise in the consolidated financial statements.

            The Company has followed a court-approved process to prove, administer and adjudicate claims. Notices of claims were mailed to Affected Creditors in November 2002. The last date by which claims against the Company had to be filed with the court-appointed monitor, if the claimants wished to receive any distribution under the CCAA proceedings, was December 23, 2002 ("Claims Bar Date"). If a notice disputing the claim ("Dispute of Claim") had not been received by the Claims Bar Date, the Affected Creditor was deemed to have accepted the claim for both voting and distribution purposes under the Plan. Unknown creditors were also permitted to file a proof of claim by the Claims Bar Date. Separate claims procedures for Affected Creditors other than Noteholders have been established that differentiate claims for voting purposes and distribution purposes under the Plan.

            In connection with establishing claims by Noteholders, the Company sent notices to the indenture trustees of each series of Senior Notes, stating the aggregate accrued amount owing under the relevant series up to the Commencement Date. The indenture trustees confirmed the amounts owing under each series. As such, the claims of the Noteholders have been established for voting and distribution purposes pending implementation of the Plan.

            Pursuant to the CCAA proceedings, proofs of claim and Disputes of Claims ("Claims") were filed against the Company with the monitor. The Company either accepted the Claims or issued a notice of revision or disallowance for Claims that differ in nature, classification or amount from the Company's records. Where resolution cannot be reached with the Affected Creditor, the claims procedure provides for the adjudication of any disputes by the Court or a Court approved claims officer at the option of the Company. The decision of the Court or claims officer is final and binding pending implementation of the Plan.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


8.    LIABILITIES SUBJECT TO COMPROMISE AND LONG-TERM DEBT (CONTINUED):


            The amounts in total may vary from the stated amount of Claims that have been provided to the Company and may be subject to future adjustments depending on the resolution of Claims and/or determinations by the court. Additional claim amounts may also arise.

            As of February 25, 2003, 82 claims have been received from Affected Creditors excluding Noteholders. For distribution purposes, as of the same date, 27 Claims have been disallowed in their entirety and 35 Claims, totaling $15.9 million, have been allowed by the Company. The remaining 20 Claims, totaling $106.6 million, are being disputed. In addition, the Company has received five proofs of claim from certain warrant holders which are for unliquidated amounts. These claims have been disallowed by the Company.

            Upon implementation of the Plan, claims of Affected Creditors will be compromised and distributed. The determination and ultimate amount of distribution or settlement is subject to an implemented Plan and, therefore, is not currently determinable.

            The CCAA proceedings do not allow for principal and interest payments to be made on pre-filing Senior Notes of the Company without Court approval or until the Plan has been implemented. Accordingly, the interest generated subsequent to the Commencement Date no longer accrues to Noteholders and other Affected Creditors if the Plan is implemented. However, the Company has continued to accrue for interest expense on the pre-filing Senior Notes until the Plan is implemented and has classified the amount within liabilities subject to compromise. As at December 31, 2002, interest expense on pre-filing Senior Notes accrued but not paid for the period from October 15, 2002 to December 31, 2002 was $87.1 million.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


8.    LIABILITIES SUBJECT TO COMPROMISE AND LONG-TERM DEBT (CONTINUED):


      (b)   Long-term debt:


            On October 15, 2002, the Company elected not to make interest payments on the Senior Notes totaling approximately U.S. $47.8 million, due on September 15, 2002, and approximately $5.4 million, due on September 23, 2002, related to its 7.65% Senior Notes and 7.15% Senior Notes, respectively, within 30 days from the scheduled interest payment date of the 7.65% Senior Notes. Accordingly, as of October 15, 2002, the Company was in default under the 7.65% Senior Notes and due to cross default provisions in all other series of Senior Notes, the Company has defaulted on all of its outstanding long-term debt. As a result, all of the outstanding long-term debt has either been accelerated or could be accelerated under the terms of the indentures governing these Senior Notes and thus declared due and payable.

            On September 24, 2002, the Company unwound all remaining outstanding swaptions and cross-currency swaps as provided for in the agreement, resulting in the Company receiving approximately Cdn. $84.9 million principal amount of certain of its outstanding Senior Notes in satisfaction of the counterparty's settlement obligation to the Company rather than receiving cash (note 17(b)). These Senior Notes are currently being held by the Company and have been recognized as a reduction to the long-term debt outstanding.

      (c)   Senior Credit Facility (the "Facility"):


            On May 24, 2002, the Facility was amended reducing the total facility from $600 million to $400 million. Subsequently, on August 15, 2002, the Facility was amended reducing the total facility from $400 million to approximately $200 million.

            On October 9, 2002, the Facility agreement was terminated and the Company repaid the approximately $200 million of outstanding draws, of which $30 million was drawn under the Facility in 2002.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


9.    CAPITAL LEASE OBLIGATIONS:

      The following is a schedule, by year, of the future minimum lease payments for capital leases, together with the balance of the obligation, as at December 31, 2002:

      2003                                                            $    4,819
      2004                                                                 2,176
      2005                                                                 1,881
      2006                                                                 1,850
      2007                                                                 1,850
      2008 and thereafter                                                 18,500
                                                                      ----------
      Total minimum lease payments                                        31,076

      Less imputed interest at rates varying from 7.5% to 11.8%           10,523
                                                                      ----------
      Balance of the obligations                                          20,553

      Less current portion                                                 3,952
                                                                      ----------
                                                                      $   16,601
                                                                      ==========

10.   SHARE CAPITAL:

      On October 8, 2002, Brascan Financial Corporation and CIBC Capital Partners completed the purchase of all of the outstanding shares of the Company that AT&T Corp. did not previously own for Cdn. $51.21 per share, in cash (the "Back-end"). Upon completion of the Back-end, 1519888 Ontario Limited, a wholly owned subsidiary of Tricap Investments Corp., itself a wholly owned subsidiary of Brascan Financial Corp., had approximately a 63% equity interest and a 50% voting interest in the Company, and 1520034 Ontario Limited, a wholly owned subsidiary of CIBC Capital Partners ("CIBC") had approximately a 6% equity interest and approximately a 27% voting interest in the Company. AT&T Corp. retained the balance of its ownership of the Company, which represents approximately a 31% equity interest and a 23% voting interest, and has a call right on CIBC's voting shares. Subsequent to the closing of the Back-end, one of the Company's warrant holders exercised warrants that resulted in the issuance of approximately 17,000 Class B Non-Voting Shares.

      Following the closing of the Back-end on October 8, 2002 the Company's Class B Deposit Receipts were de-listed by the TSX and NASDAQ.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


10.   SHARE CAPITAL (CONTINUED):

      (a)   Authorized:

            Common: Unlimited number of convertible Class A Voting Shares without nominal or par value, each Class A Share has one vote, and unlimited number of Class B Non-Voting Shares without nominal or par value. Other than with respect to voting rights and conversion rights, the two classes of common shares have identical rights. Each Class A Voting Share may, under certain circumstances at the option of the holder, be converted into one Class B Non-Voting Share. Each Class B Non-Voting Share may, under certain circumstances at the option of the holder, be converted into one Class A Voting Share. The holders of Common Shares are entitled to receive dividends, as determined by the Board of Directors, subject to the rights of the holders of the Preferred Shares. The holders of Common Shares are also entitled to participate equally in the event of liquidation of the Company, subject to the rights of the holders of the Preferred Shares.


            Preferred:  Unlimited number of Non-Voting Preferred Shares without nominal or par value. The Preferred Shares may be issued in one or more series. The Board of Directors of the Company may fix the number of shares in each series and designate rights, privileges, restrictions, conditions and other provisions. The Preferred Shares shall be entitled to preference over any other shares of the Company with respect to the payment of dividends and in the event of liquidation of the Company.

            Upon all the restrictions of the foreign ownership of voting shares being removed by an amendment to the Telecommunications Act, the Class B Non-Voting Shares will be converted into Class A Voting Shares on a one-for-one basis.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


10.   SHARE CAPITAL (CONTINUED):

      (b)   Outstanding:


            Common shares:

                                                 Number of shares (000's)
                                           Voting       Non-Voting
                                           Class A        Class B         Total
                                           -------        -------         -----
Balances, December 31, 1999                    310         93,561         93,871
Issued - options (note 11)                      --          1,959          1,959
Issued for acquisitions (note 3(f))             --            769            769
Issued - warrants (note 10(c))                  --            155            155
Issued - ESOP (note 11)                         --             40             40
                                           -------      ---------      ---------
Balances, December 31, 2000                    310         96,484         96,794
Issued - options (note 11)                      --          2,097          2,097
Issued for acquisitions (note 3(b))             --            967            967
Issued - warrants (note 10(c))                  --            121            121
Issued - ESOP (note 11)                         --             27             27
                                           -------      ---------      ---------
Balances, December 31, 2001                    310         99,696        100,006
Issued - options (note 11)                      --          7,133          7,133
Issued - warrants (note 10(c))                  --             53             53
Issued - ESOP (note 11)                         --             24             24
                                           -------      ---------      ---------
Balances, December 31, 2002                    310        106,906        107,216
                                           =======      =========      =========

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


10.   SHARE CAPITAL (CONTINUED):

            Common shares:

Class                                     Voting A      Non-Voting B       Total
-----                                     --------      ------------       -----
Balances, December 31, 1999              $      416      $  956,281      $  956,697
Issued - options (note 11)                       --          33,629          33,629
Issued for acquisitions (note 3(f))              --          45,385          45,385
Issued - warrants (note 10(c))                   --             620             620
Issued - ESOP (note 11)                          --           2,734           2,734
                                         ----------      ----------      ----------
Balances, December 31, 2000                     416       1,038,649       1,039,065
Issued - options (note 11)                       --          48,244          48,244
Issued for acquisitions (note 3(b))              --          44,666          44,666
Issued - warrants (note 10(c))                   --             483             483
Issued - ESOP (note 11)                          --           1,206           1,206
                                         ----------      ----------      ----------
Balances, December 31, 2001                     416       1,133,248       1,133,664
Issued - options (note 11)                       --         259,022         259,022
Issued - warrants (note 10(c))                   --             213             213
Issued - ESOP (note 11)                          --           1,095           1,095
                                         ----------      ----------      ----------
Balances, December 31, 2002              $      416      $1,393,578      $1,393,994
                                         ==========      ==========      ==========

            The Plan contemplates the cancellation of all outstanding classes of shares without compensation as of the Plan Implementation Date (note
            1).

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


10.   SHARE CAPITAL (CONTINUED):

      (c)   Warrants:

                                    Number         Amount
                                    (000's)
                                    -------      ---------
Balances, December 31,1999             132       $   1,812
Exercised for shares                   (45)           (620)
                                    -------      ---------
Balances, December 31, 2000             87           1,192
Exercised for shares                   (35)           (483)
                                    -------      ---------
Balances, December 31, 2001             52             709
Exercised for shares                   (16)           (213)
                                    -------      ---------
Balances, December 31, 2002             36       $     496
                                    =======      =========

            Warrants entitle the holder thereof to acquire 3.429 Class B Non-Voting Shares at an exercise price of U.S. $0.01, expiring August 15, 2007. The warrants were issued as part of the issue of the 12% Senior Notes described in note 8.

            The Plan contemplates the cancellation of all warrants as of the Plan Implementation Date (note 1).

11.   SHARE PURCHASE OPTIONS:

      The Board of Directors established two stock option plans under which options to purchase Class B Non-Voting Shares are granted to directors, officers and employees of the Company. Pursuant to the stock option plans,
      17.5 million Class B Non-Voting Shares have been reserved for options. These options were granted at exercise prices estimated to be at least equal to the fair value of Class B Non-Voting Shares, vest over a three-year period and generally expire five years from the date of grant.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


11.   SHARE PURCHASE OPTIONS (CONTINUED):


      In accordance with the Company's stock option plans, all unvested outstanding stock options became vested and exercisable on September 28, 2002 as a result of the Back-end. The Company received $225.4 million in proceeds on October 8, 2002 when 5.8 million of employee options were exercised. Subsequent to the Back-end, no more options were issued under these plans.

                                     Number of          Exercise           Weighted
                                      options            prices             average
                                     (000' s)           per share        exercise price
                                     --------           ---------        --------------
Outstanding, December 31, 1999         10,019      $   2.25 - $ 58.25      $   28.17
Granted                                 3,760         42.70 -   90.00          56.28
Cancelled                              (1,342)         2.25 -   90.00          47.97
Exercised                              (1,959)         0.50 -   45.10          17.19
                                     --------      ------------------      ---------
Outstanding, December 31, 2000         10,478          2.25 -   90.00          37.80
Granted                                   996         44.20 -   47.96          45.67
Cancelled                                (587)        14.00 -   90.00          49.42
Exercised                              (2,097)         2.25 -   45.10          22.79
                                     --------      ------------------      ---------
Outstanding, December 31, 2001          8,790          2.25 -   90.00          41.39
Granted                                   846         37.99 -   48.05          43.38
Cancelled                                (810)        14.00 -   90.00          53.29
Exercised                              (7,133)         2.25 -   51.00          36.28
                                     --------      ------------------      ---------
Outstanding, December 31, 2002          1,693         17.25 -   90.00          58.10
                                     ========      ==================      =========

      At December 31, 2002, 1.7 million options (2001 - 4.9 million; 2000 - 4.2 million) were exercisable at a weighted average exercise price of $58.10 per share (2001 - $35.80; 2000 - $22.83).

      The Plan contemplates the termination of all unexercised options under these plans as of the Plan Implementation Date, without compensation (note
      1).

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


11.   SHARE PURCHASE OPTIONS (CONTINUED):

      The following table summarizes information concerning options outstanding and exercisable at December 31, 2002:

                           Options outstanding and exercisable
                           -----------------------------------
                                       Weighted
                                        average
                                       remaining          Weighted
Range of               Number         contractual         average
exercise             outstanding         life             exercise
prices                 (000's)          (years)            price
------                 -------          -------            -----
$17.00 - $45.00                9              1.8         $  37.40
$45.01 - $54.00              717              2.2            53.28
$54.01 - $63.00              495              2.4            56.27
$63.01 - $72.00              408              2.2            65.50
$72.01 - $81.00               21              2.2            74.73
$81.01 - $90.00               43              2.2            85.49
---------------            -----           ------         --------
                           1,693              2.2            58.10
                           =====           ======         ========

      As permitted by HB 3870, the Company did not adopt the fair value method of accounting for its employee stock option awards. The standard requires the disclosure of pro forma loss for the year and loss per share as if the Company had accounted for employee stock options under the fair value method. Had the Company adopted the fair value method for employee stock options using the fair value method described in note 2(h), loss for the year and loss per share would have increased for the year ended December 31, 2002 as indicated below:


Loss attributable to common shareholders - as reported      $(1,831,659)
Stock-based compensation expense                                (24,677)
                                                            -----------
Loss attributable to common shareholders - pro forma        $(1,856,336)
                                                            ===========
Basic and diluted loss per common share - as reported       $    (17.95)
Basic and diluted loss per common share - pro forma              (18.19)
                                                            ===========
Weighted average number of shares
  outstanding (in thousands)                                    102,047
                                                            ===========


      The pro forma stock-based compensation expense recorded during the year related to grants issued subsequent to January 1, 2002 totalled $1.5 million or ($0.02) per share.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


11.   SHARE PURCHASE OPTIONS (CONTINUED):

      For purposes of the above pro forma disclosures, options granted were valued using the Black-Scholes option pricing model with the following weighted average assumptions:

                                    2002          2001          2000
                                    ----          ----          ----
Risk-free interest rate (%)          4.8%          5.1%          6.2%
Expected volatility (%)             31.3%         35.7%          5.4%
Expected life (in years)            1.23             5             5
Expected dividends                    --            --            --
                                    ----          ----          ----

      The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option pricing models also require estimates, which are highly subjective, including expected volatility of the underlying stock. The Company bases estimates of volatility on historical stock prices. Changes in assumptions can materially affect estimates of fair values.

      Options granted during the year had a weighted average fair value of $7.21 (2001 - $18.33; 2000 - $15.16).

      Employee Share Ownership Plan ("ESOP"):

      The ESOP offered all full-time permanent employees the opportunity to purchase securities of the Company. Employees were able to contribute between 1% and 5% of their salary to buy units in a single stock mutual fund, the Company's Stock Fund, which in turn held only Class B Non-Voting Shares. The Company contributed the equivalent of 25% of participant contributions per quarter. The Company's contributions were made through the issuance of Class B Non-Voting Shares from treasury. 200,000 Class B Non-Voting Shares have been authorized for issuance for this purpose. In 2002, the Company issued 23,396 shares (2001 - 26,592; 2000 - 40,253)
      under the plan and recorded compensation expense of $1.1 million (2001 - $1.2 million; 2000 - $2.7 million). Effective August 31, 2002, the plan was terminated.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

12.   WORKFORCE REDUCTION AND PROVISION FOR RESTRUCTURING:

      (a)   2002:

                                                                                      Provision,
                                          Net            Cash                        December 31,
                                       provision       drawdown   Reclassifications     2002
                                       ---------       --------   -----------------     ----
Provision for restructuring:
     2002 Workforce reduction costs     $ 52,925       $(30,400)      $     --          $22,525
     2002 Facilities consolidation        34,144         (3,167)       (18,185)          12,792
                                        --------       --------       --------          -------
                                        $ 87,069       $(33,567)      $(18,185)         $35,317
                                        ========       ========       ========          =======

            In 2002, the Company implemented a cost reduction initiative to bring the Company's cost structure in line with its current and projected revenue base, and to allocate resources to further enhance services provided to its established customer base. As a result, the Company recorded a provision of $87.0 million related to these activities.

            The charge of $87.0 million is comprised of $52.9 million for employee severance and $34.1 million related to facilities consolidation. Employee severance costs are the result of a reduction in workforce of approximately 1,250 personnel, achieved through terminations, attrition and non-renewal of contract personnel. These personnel were from various areas across the Company, including network services, customer service, marketing, sales and administration. As at December 31, 2002, 1,217 workforce reductions had been completed and $30.4 million of the employee severance costs have been paid. The remaining liability balance of $22.5 million at December 31, 2002 represents salary continuance payments in accordance with employee severance agreements and/or statutory minimum severance requirements.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


12.   WORKFORCE REDUCTION AND PROVISION FOR RESTRUCTURING (CONTINUED):


            The provision for facilities consolidation of $34.1 million comprised an initial provision of $34.4 million which was reduced by $0.3 million as certain facilities were subleased earlier than planned. The provision for facilities consolidation represents management's best estimate of the deficiency of expected sublease recoveries over costs associated with certain leased premises being exited as a result of the restructuring plan. These facility leases will expire between 2002 and 2012. The provision will be drawn down over the remaining term of the leases. As at December 31, 2002, the provision was drawn down by $3.2 million. Pursuant to the CCAA proceedings described in note 1, the liabilities related to certain unused leased premises will be compromised and $18.2 million of the provision for facility consolidation costs has been reclassified to liabilities subject to compromise (note 8(a)). Of the remaining provision, $5.0 million has been included in other long-term liabilities.

      (b)   2001:

            During 2001, management approved and carried out a workforce reduction plan and recorded a provision of $21.9 million for severance and benefits related to the termination of approximately 650 personnel, achieved through terminations, attrition and non-renewal of contract personnel. The personnel terminated were from various areas across the Company, including marketing, network services, customer service, internet and IT services and administration. The Company had substantially completed the terminations as at December 31, 2001. During 2002, the remaining provision of $6.3 million was drawn down.

      (c)   2000:

            In 2000, the Company adjusted charges recorded in 1999 as a result of negotiation of lower expenditures than originally anticipated and the impact of changes in the real estate market that made it uneconomical to exit certain properties and recorded a reversal of previously recorded charges of $10.2 million. In 2001, the remaining balance of the 1999 charge was drawn down through payments related to lease contract penalties and settlement of lawsuits. The related activities have been completed.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


13.   OTHER INCOME (EXPENSE):

                                           2002           2001          2000
                                           ----           ----          ----
Gain (loss) on disposition of STOC
  (note 7(d))                            $ (1,502)      $     --       $13,011
Loss on disposition of certain call
  centres  (note 3(a))                         --         (8,894)           --
Other                                        (723)        (1,903)          728
                                         --------       --------       -------
                                         $ (2,225)      $(10,797)      $13,739
                                         ========       ========       =======

14.   REORGANIZATION EXPENSES:

      The Company incurred the following pretax charges for expenses associated with its reorganization under the Plan, as described in note 1:

                                           2002
                                           ----
Professional fees and other costs        $ 7,440
Interest earned on cash accumulated
  during CCAA proceedings                   (375)
                                         -------
                                         $ 7,065
                                         =======

      Professional fees and other costs include legal, financial advisory, accounting and consulting fees incurred subsequent to the filing of the application for creditor protection under the CCAA.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


15.   INCOME TAXES:

      The Company uses the liability method of accounting for income taxes. The tax effects of temporary differences that give rise to significant portions of future income tax assets and liabilities are as follows:

                                                      2002            2001
                                                      ----            ----
Future tax assets:
    Future income tax deductions                  $    93,172       $  56,244
    Operating loss carryforwards                      755,624         794,172
    Deferred foreign exchange                          65,569          28,774
    Accounting depreciation booked in excess
       of amount claimed for tax                      409,945              --
                                                  -----------       ---------
    Total future tax assets                         1,324,310         879,190

Future tax liabilities:
    Deferred pension asset                            (21,997)        (14,748)
    Debt and share issue costs                         (9,847)         (6,717)
    Tax depreciation claimed in excess of
       depreciation booked                                 --        (119,926)
                                                  -----------       ---------
    Total future tax liabilities                      (31,844)       (141,391)
                                                  -----------       ---------
                                                    1,292,466         737,799

Valuation allowance                                (1,292,466)       (737,799)
                                                  -----------       ---------
Net future income tax assets                      $        --       $      --
                                                  ===========       =========

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


15.   INCOME TAXES (CONTINUED):

      The reconciliation of the tax provision for income taxes, which consists only of current taxes, to amounts computed by applying federal and provincial tax rates to loss before minority interest and provision for income taxes is as follows:

                                                  2002                     2001                      2000
                                                  ----                     ----                      ----
Computed at combined statutory rate       $(702,593)    38.5%       $(308,238)    41.8%       $(270,481)    43.5%
Tax effect of:
    Expenses not deductible for
       income tax purposes                   15,293     (0.8)%          4,210     (0.5)%          1,639     (0.3)%
    Write-off and amortization
       of non-deductible goodwill            41,697     (2.3)%         46,117     (6.3)%         41,419     (6.6)%
    Income not taxable for
       income tax purposes                   (3,128)     0.2%            (891)     0.1%          (1,867)     0.3%
    Large Corporations Tax                    6,741     (0.4)%          7,965     (1.1)%          5,686     (0.9)%
    Reduction in tax assets as a
       result of loss expiry                  5,253     (0.3)%        149,809    (20.3)%        153,670    (24.7)%
    Effect of reduction in tax rates         90,073     (5.0)%        149,317    (20.2)%        149,917    (24.1)%
    Change in valuation allowance           554,667    (30.4)%        (51,180)     6.9%        (126,568)    20.3%
    Other                                    (1,262)     0.1%          10,856     (1.5)%         52,271     (8.4)%
                                          ---------    -----        ---------    -----        ---------    -----
                                          $   6,741     (0.4)%      $   7,965     (1.1)%      $   5,686     (0.9)%
                                          =========    =====        =========    =====        =========    =====

      At December 31, 2002, the Company has non-capital losses of approximately $2.252 billion, available to reduce future years' taxable income, including any gain on the settlement of liabilities subject to compromise, which expire as follows:

2003      $  190,900
2004         172,100
2005         308,300
2006         169,300
2007         586,700
2008         519,400
2009         255,900
2010          49,900
          ----------
          $2,252,500
          ==========

      Certain amendments to tax filings may be made to avoid the expiry of losses that would otherwise expire in 2003.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


16.   EMPLOYEE BENEFITS:

      The Company provides a number of retirement benefits, including defined benefit plans, providing pension, other retirement and post-employment benefits to most of its employees.

      (a) The total expense (income) for the Company's defined benefit plans is as follows:

                                       2002          2001         2000
Plans providing pension benefits      $8,661      $(26,860)      $5,627
Plans providing other benefits           952           505          474
                                      ======      ========       ======

            The average remaining service periods of the active employees covered by the pension plans range from 11 to 13 years (2001 - 10 to 14 years; 2000 - 10 to 12 years).

            The average remaining service period of the active employees covered by the post-retirement life insurance program is 13 years (2001 - 13 years; 2000 - 13 years).

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


16.   EMPLOYEE BENEFITS (CONTINUED):

            The average remaining life expectancy of the former employees covered by the post-retirement medical and dental insurance programs is 15 years (2001 - n/a; 2000 - n/a).

            Information about the Company's defined benefit and other retirement benefit plans as at December 31, 2002, 2001 and 2000, in aggregate, is as follows:

                                           2002                          2001                          2000
                                           ----                          ----                          ----
                                 Pension         Other          Pension         Other         Pension         Other
                                 benefit        benefit         benefit        benefit        benefit        benefit
                                  plans          plans           plans          plans          plans          plans
                                  -----          -----           -----          -----          -----          -----
Accrued benefit
   obligation:
     Balance, beginning
       of year                  $ 535,475       $  6,152       $ 477,665       $ 5,390       $ 443,824       $ 5,965
     Interest cost                 34,260            728          34,158           379          33,218           353
     Actuarial loss (gain)            134           (335)         46,514           374          32,146        (1,012)
     Current service cost           7,069            173           7,543           227           6,769           213
     Employees'
       contributions                2,826             --           2,867            --           2,397            --
     Plan amendments                   --          5,638           4,711            --           1,031            --
     Benefits paid                (48,521)          (416)        (38,349)         (192)        (37,320)         (129)
     Settlements                       --             --              --            --          (4,400)           --
     Curtailment loss
       (gain)                         120           (263)            366           (26)             --            --
                                ---------       --------       ---------       -------       ---------       -------
Balance, end of year            $ 531,363       $ 11,677       $ 535,475       $ 6,152       $ 477,665       $ 5,390
                                =========       ========       =========       =======       =========       =======

Plan assets:
     Fair value,
       beginning
       of year                  $ 488,727       $     --       $ 541,237       $    --       $ 528,069       $    --
     Actual return
       on plan assets             (43,975)            --         (24,716)           --          44,953            --
     Employer
       contributions               18,824            416           7,688           192           7,538           129
     Accrued employer
       contributions                5,093             --              --            --              --            --
     Employees'
       contributions                2,826             --           2,867            --           2,397            --
     Benefits paid                (48,521)          (416)        (38,349)         (192)        (37,320)         (129)
     Settlements                       --             --              --            --          (4,400)           --
                                ---------       --------       ---------       -------       ---------       -------
Fair value, end of year         $ 422,974       $     --       $ 488,727       $    --       $ 541,237       $    --
                                =========       ========       =========       =======       =========       =======

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


16.    EMPLOYEE BENEFITS (CONTINUED):

                                          2002                          2001                        2000
                                          ----                          ----                        ----
                                 Pension         Other         Pension        Other        Pension         Other
                                 benefit        benefit        benefit       benefit       benefit        benefit
                                  plans          plans          plans         plans         plans          plans
                                  -----          -----          -----         -----         -----          -----
Funded status -
   plan surplus (deficit)      $(108,389)      $(11,677)      $(46,748)      $(6,152)      $ 63,572       $(5,390)
Unrecognized
   actuarial loss (gain)         165,491         (1,334)        87,110        (1,061)       (21,940)       (1,510)
Unrecognized prior
   service costs                   3,328          5,262          4,812            --            928            --
                               ---------       --------       --------       -------       --------       -------
Accrued benefit
   asset (liability)              60,430         (7,749)        45,174        (7,213)        42,560        (6,900)
Valuation allowance
   (note 16(b))                       --             --             --            --        (31,934)           --
                               ---------       --------       --------       -------       --------       -------
Accrued benefit asset
   (liability), net of
   valuation allowance         $  60,430       $ (7,749)      $ 45,174       $(7,213)      $ 10,626       $(6,900)
                               =========       ========       ========       =======       ========       =======

            The accrued benefit liability for other benefit plans is included in other long-term liabilities.

            The significant actuarial assumptions adopted in measuring the Company's accrued benefit obligations are as follows (weighted average assumptions as of December 31, 2002, 2001 and 2000):

                                                 2002                       2001                    2000
                                  Pension        Other        Pension        Other        Pension        Other
                                  benefit       benefit       benefit       benefit       benefit       benefit
                                   plans         plans         plans         plans         plans         plans
                                   -----         -----         -----         -----         -----         -----
Discount rate                        6.5%          6.5%          6.5%          6.5%          7.0%          7.0%
Expected long-term rate
   of return on plan assets         7.75%           --           8.0%           --           8.0%           --
Rate of compensation
   increase                          3.5%           --           3.5%           --           3.5%           --
                                   =====         =====         =====         =====         =====         =====

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


16.   EMPLOYEE BENEFITS (CONTINUED):

            The Company's net benefit plan expense for the year ended December 31, 2002, 2001 and 2000 is as follows:

                                            2002                       2001                      2000
                                            ----                       ----                      ----
                                    Pension       Other        Pension       Other       Pension       Other
                                    benefit      benefit       benefit      benefit      benefit      benefit
                                     plans        plans         plans        plans        plans        plans
                                     -----        -----         -----        -----        -----        -----
Current service cost               $  7,069       $ 173       $  7,543       $ 227       $  6,769       $ 213
Interest cost                        34,260         728         34,158         379         33,218         353
Expected return on
   plan assets                      (38,335)         --        (38,711)         --        (37,397)         --
Prior service costs
   amortization                         475         376            574          --            103          --
Valuation allowance
   (reversed) provided
   against accrued
   benefit asset (note 16(b))            --          --        (31,934)         --          2,937          --
Actuarial loss (gain)
   recognized                         2,363         (62)           (24)        (75)            (3)        (92)
Curtailment loss                      2,829        (263)         1,534         (26)            --          --
                                   --------       -----       --------       -----       --------       -----
Net benefit plan expense
   (income)                        $  8,661       $ 952       $(26,860)      $ 505       $  5,627       $ 474
                                   ========       =====       ========       =====       ========       =====

      (b)   Change in valuation allowance:

            An accrued benefit asset arises when the accumulated cash contributions to a pension plan exceed the accumulated pension expense. The accrued benefit asset on an employer's books is comprised of two components:

            (i) plan surplus (i.e., the excess of the fair value of the plan assets over the accrued benefit obligation of the plan); and

            (ii) net unrecognized (gains) losses (i.e., the sum of the unamortized past service costs, actuarial (gains) and losses and any transitional (asset) or transitional obligation).

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


16.   EMPLOYEE BENEFITS (CONTINUED):

            The expected future benefit from a surplus is generally the present value of employer contribution holidays expected in future years. However, if there is a net unrecognized loss, the accrued benefit asset will be expected to decrease over time due to the amortization of the net unrecognized loss. As a result, the accrued benefit asset on an employer's books cannot exceed the sum of the expected employer future benefit and any net unrecognized losses. When the accrued benefit asset first exceeds the limit, a valuation allowance is established in order to keep the accrued benefit asset on an employer's books at the limit. In future accounting periods, any change in the valuation allowance is recorded through the consolidated statements of operations.

            At December 31, 2000, the accrued benefit asset relating to the Company's defined benefit pension plans was affected by the limit and contained a cumulative valuation allowance of $31.9 million. The impact of negative returns on plan assets in the Company's defined benefit pension plans was an elimination of the pension surplus and generation of unamortized losses at December 31, 2001. Under generally accepted accounting principles, the limit on the accrued benefit asset is required to be increased by the amount of the losses that will be charged as an expense in future years, resulting in a reduction in the valuation allowance and a credit to the pension expense amount of the Company. The impact of the above is that the valuation allowance of $31.9 million was no longer required and was recognized in income in 2001.

            At December 31, 2002, the Company had unfunded solvency deficits under its defined benefit pension plans of approximately $135 million. The Company is required to fund this deficit over a five-year period.

17.   FINANCIAL INSTRUMENTS:

      (a)   Fair values of financial assets and liabilities:

            The fair values of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and accrued interest payable approximate their carrying values due to the short-term nature of these instruments. The settlement amount of liabilities subject to compromise is not determinable and will be subject to the Plan approved by the Court (note 8).

            The fair value of the Senior Notes, including the attached warrants, at December 31, 2002, was approximately $743.0 million (2001 - $3,022.1 million), based on current trading values.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


17.    FINANCIAL INSTRUMENTS (CONTINUED):

            Certain foreign currency financial instruments were unwound in the second quarter of 2002 and the remaining foreign currency financial instruments were unwound on September 24, 2002.

      (b)   Foreign currency risk:

            The Company is exposed to foreign currency fluctuations on its U.S. dollar-denominated debt, cash and cash equivalents.

            As described below, in May and September 2002, the Company monetized all remaining outstanding swaptions, cross-currency swaps and forward contracts. The deferred gains are being recognized in income over the remaining original contractual term to maturity of the underlying debt for which these derivatives were designated as cash flow hedges.

            On September 24, 2002, the Company received approximately Cdn. $84.9 million in face value of its outstanding Senior Notes in satisfaction of the counterparty's settlement obligation to the Company. The Senior Notes are currently being held by the Company and have been recognized as a reduction to the long-term debt outstanding (note 8(b)).

            In 2001, the Company monetized certain foreign currency options, cross-currency swaps and a forward contract. The net deferred gain is being recognized in earnings over the remaining original contractual term to maturity of the underlying debt for which the derivatives were designated as cash flow hedges.

            The above transactions are summarized as follows:

                                                                             Deferred         Amount        Deferred
                              Notional                         Loss         gain (loss)     recognized     gain (loss)
                               value       Proceeds on        (gain)        December 31,      during       December 31,
                           (U.S.dollars)   monetization      on unwind          2001           2002           2002
                           -------------   ------------      ---------          ----           ----           ----
2001:
  May                        $1,208,401      $ 123,964       $ (33,708)      $ 29,529       $  (6,687)      $  22,842
  November                      207,040         26,700              84            (84)              8             (76)
                             ----------      ---------       ---------       --------       ---------       ---------
                             $1,415,441      $ 150,664       $ (33,624)      $ 29,445          (6,679)         22,766
                             ==========      =========       =========

2002:
  May                        $1,784,500      $  85,504       $ (46,899)            --          (5,751)         41,148
  September                     994,581         84,866         (76,340)            --          (3,802)         72,538
                             ----------      ---------       ---------       --------       ---------       ---------
                             $2,779,081      $ 170,370       $(123,239)        29,445       $ (16,232)        136,452
                             ==========      =========       =========                      =========

Less current portion of
  deferred foreign
  exchange gains                                                                   --                          29,835
                             ----------      ---------       ---------       --------       ---------       ---------
Deferred foreign
  exchange gain                                                              $ 29,445                       $ 106,617
                             ==========      =========       =========       ========       =========       =========

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


17.   FINANCIAL INSTRUMENTS (CONTINUED):

            As at December 31, 2001, the Company held the following financial instruments to hedge the following financings:

                              Foreign                         Foreign       Canadian
                             currency                         exchange     equivalent
             Financial      obligation                         rates      interest rate       Fair
Debt        instruments      notional        Maturity         weighted       weighted        market
instrument     type           value            date            average        average         value
----------     ----           -----            ----            -------        -------         -----
                          (In millions)                                                    (In millions)
10.75%          Cross-
  Notes       currency                      November 1,      Cdn. $1.5702
                 swaps      U.S. $170.0            2007     to U.S. $1.00         11.24%       $(2.8)

9.95%           Cross-
  Notes       currency                         June 15,      Cdn. $1.5276
                 swaps     U.S. $970.0             2008     to U.S. $1.00          9.73%       $ 71.5

7.65%           Cross-
  Notes       currency                    September 15,      Cdn. $1.4977
                 swaps     U.S. $500.0             2006     to U.S. $1.00          7.72%       $ 47.4

7.625%          Cross-
  Notes       currency                        March 15,      Cdn. $1.5489
                 swaps     U.S. $250.0             2005     to U.S. $1.00          7.87%       $  5.7

12%            Forward
  Notes       exchange                     February 28,      Cdn. $1.5532
              contract     U.S. $250.0             2002     to U.S. $1.00            n/a       $ 10.1

10.625%        Forward
  Notes       exchange                     February 28,      Cdn. $1.5532
              contract     U.S. $225.0             2002     to U.S. $1.00            n/a       $  9.0
                                                                                               ------
                                                                                               $140.9
                                                                                               ======

            In addition to the financial instruments above, the Company held foreign currency options with a fair value of ($2.1) million, comprising assets of $28.1 million offset by liabilities of $30.2 million.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------


17.   FINANCIAL INSTRUMENTS (CONTINUED):

      (c)   Interest rate risk:

            The following table summarizes the Company's exposure to interest rate risk.

                                                  Fixed interest rate maturing within
                                                  -----------------------------------
                                Floating                                         After        Non-interest
2002                              rate           1 year       1 - 5 years       5 years         bearing
----                              ----           ------       -----------       -------         -------
FINANCIAL ASSETS:
Cash and cash equivalents      $  420,542      $       --      $       --      $       --      $       --
Accounts receivable                    --              --              --              --         166,434

FINANCIAL LIABILITIES:
Current liabilities                    --           3,952              --              --         287,407
Capital leases                         --              --          16,601              --
Liabilities subject to
   compromise                          --              --       2,721,103       1,795,721         202,767
                               ==========      ==========      ==========      ==========      ==========

                                                  Fixed interest rate maturing within
                                                  -----------------------------------
                                Floating                                         After        Non-interest
2001                              rate           1 year       1 - 5 years       5 years         bearing
----                              ----           ------       -----------       -------         -------
FINANCIAL ASSETS:
Cash and cash equivalents      $  537,294      $       --      $       --      $       --      $       --
Accounts receivable                    --              --              --              --          70,640

FINANCIAL LIABILITIES:
Current liabilities                    --              --              --              --         406,108
Capital leases                         --           1,930          17,661              --              --
Long-term debt                    170,000              --       2,127,672       2,357,404              --
                               ==========      ==========      ==========      ==========      ==========

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

17.    FINANCIAL INSTRUMENTS (CONTINUED):

       (d) Credit risk:


           The Company's financial instruments that are exposed to credit risk are cash and cash equivalents, accounts receivable and financial instruments used for hedging purposes. Cash and cash equivalents, which consist of investments in highly liquid, highly secure money market instruments, are on deposit at major financial institutions. Credit risk with respect to accounts receivable is limited due to the large number of customers to which the Company provides services.

18.    SEGMENTED INFORMATION:

       The Company currently operates in one operating segment, the telecommunications industry in Canada. The Company offers a number of products, delivered through its integrated fibre optics networks, sold by a national sales force, agents and telemarketers and provisioned by one operations group. The Company makes decisions and evaluates financial performance primarily based on product revenue.

       Revenue by product is as follows:

---------------------------------------------------------------------
                                  2002           2001           2000
---------------------------------------------------------------------
Data                         $  457,962     $  485,031     $  465,407
Local                           235,095        209,207        177,424
Internet and IT Services        195,600        171,852        129,865
Other                            26,693         20,843         32,643
---------------------------------------------------------------------
                                915,350        886,933        805,339

Long distance                   572,795        657,788        700,039
---------------------------------------------------------------------
                             $1,488,145     $1,544,721     $1,505,378
=====================================================================

       During the years ended December 31, 2002, 2001 and 2000, no customers of the Company individually represented more than 10% of the Company's revenue.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------


19.    RELATED PARTY TRANSACTIONS:

       Services are exchanged between the Company and its shareholders and certain of their subsidiaries. These transactions are in the normal course of operations and are measured at the exchange amounts being the amounts agreed to by the parties.

       Transactions with the above related parties were as follows:

-----------------------------------------------
                 2002         2001         2000
-----------------------------------------------
Revenue      $162,153     $146,759     $114,278
Expenses       95,999      100,900      117,173
===============================================

       Amounts due from and to the above related parties are as follows:

-------------------------------------------
                           2002        2001
-------------------------------------------
Accounts receivable     $23,672     $14,958
Accounts payable         17,399      22,297
===========================================

20.    CHANGE IN NON-CASH WORKING CAPITAL:

-----------------------------------------------------------------------
                                     2002           2001           2000
-----------------------------------------------------------------------
Accounts receivable             $ (45,965)     $ 184,114      $  10,469
Other current assets               (8,891)          (986)         1,734
Other assets                      (13,500)          --             --
Accounts payable                  (16,249)       (20,663)      (110,155)
Accrued liabilities               (48,070)        (1,576)        18,977
Accrued interest payable          104,778         21,544          3,349
Income taxes payable                1,472            438         (4,785)
Other long-term liabilities         2,117            765           --
------------------------------------------------------------------------
                                $ (24,308)     $ 183,636      $ (80,411)
========================================================================

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

21.    SUPPLEMENTAL CASH FLOW INFORMATION:

----------------------------------------------------------------------------------------------
                                                            2002           2001           2000
----------------------------------------------------------------------------------------------
Supplemental cash flow information:

    Interest paid                                      $ 157,931      $ 213,890      $ 165,362
    Income taxes paid                                      9,258          6,241          7,148

Supplemental disclosures of changes
    in non-cash investing and financing
    activities:
           Accrued liabilities and accounts
              payable incurred for the acquisition
              of property, plant and equipment           (10,461)       (15,476)       (60,291)
           Extinguishment of bonds on
              termination of swaps (note 17(b))           84,866           --             --
           Capital lease obligations incurred
              for the purchase of networks
              and equipment                                 --             --              560
           Class B Non-Voting Shares issued
              for acquisitions                              --           44,666         45,385
           Class B Non-Voting Shares issued
              for conversion of warrants                     213            483            620
           Class B Non-Voting Shares issued
              for the Company's contributions to
              the Employee Share Ownership Plan            1,096          1,206          2,734
==============================================================================================


22.    RECLASSIFICATION OF PRIOR PERIODS AMOUNTS:


       Certain amounts presented in 2001 and 2000 have been reclassified to conform with the presentation adopted for 2002.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------


23.    RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED
       STATES:

       The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in the case of the Company, conform in all material respects with those in the United States ("U.S. GAAP"), except as outlined below:

       (a) Consolidated statements of operations, consolidated statements of comprehensive loss and consolidated balance sheets:

           The application of U.S. GAAP would have the following effect on loss for the year, deficit, basic and diluted loss per common share as reported:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                       2002             2001             2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (as restated
                                                                                                        note 2(g))
Loss for the year, Canadian GAAP                                                   $(1,831,659)     $  (745,375)     $  (523,207)
Stock-based compensation
   expense (note 23(a)(ii))                                                               (330)         (15,023)          (4,364)
Depreciation and amortization (note 23(a)(vi))                                          10,899             --               --
Impairment of property, plant and
   equipment (note 23(a)(vi))                                                         (161,000)            --               --
Gain (loss) on derivative instruments
   (note 23(a)(iii))                                                                    22,519          (12,034)            --
Change in valuation allowance
   (note 23(a)(iv))                                                                       --            (31,934)            --
---------------------------------------------------------------------------------------------------------------------------------
Loss for the year, U.S. GAAP
   before accounting changes                                                        (1,959,571)        (804,366)        (527,571)

Cumulative effect of accounting change,
   adoption of SFAS 133 (note 23(a)(iii))                                                 --              4,028             --
Cumulative effect of accounting change,
   adoption of SFAS 142 (note 23(a)(v))                                             (1,530,767)            --               --
---------------------------------------------------------------------------------------------------------------------------------
Loss for the year, U.S. GAAP                                                        (3,490,338)        (800,338)        (527,571)

Opening deficit, U.S. GAAP                                                          (1,594,518)        (794,180)        (266,609)
---------------------------------------------------------------------------------------------------------------------------------
Ending deficit, U.S. GAAP                                                          $(5,084,856)     $(1,594,518)     $  (794,180)
=================================================================================================================================

Basic and diluted loss per common
   share under U.S. GAAP:
     Before accounting change                                                      $    (19.20)     $     (8.17)     $     (5.52)
     Cumulative effect of accounting
       change                                                                           (15.00)            0.04             --
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   $    (34.20)     $     (8.13)     $     (5.52)
=================================================================================================================================
Weighted average number of common
   shares outstanding (in thousands)                                                   102,047           98,406           95,561
=================================================================================================================================

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------


23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):


       U.S. GAAP also requires disclosure of a statement of comprehensive income
       (loss). Comprehensive income (loss) generally encompasses all changes in shareholders' equity, except those arising from transactions with shareholders:

--------------------------------------------------------------------------------------
                                            2002             2001             2000
--------------------------------------------------------------------------------------
Loss for the year, U.S. GAAP            $(3,490,338)     $  (800,338)     $  (527,571)
Other comprehensive income,
   net of tax of nil:
   Cumulative effect of accounting
     change on adoption of SFAS 133
     (note 23(a)(iii))                         --             21,990             --
   Unrealized gain on derivative
     instruments (note 23(a)(iii))           90,055           10,397             --
   Minimum pension liability
     (note 23(a)(iv))                      (112,354)            --               --
--------------------------------------------------------------------------------------
Comprehensive loss, U.S. GAAP           $(3,512,637)     $  (767,951)     $  (527,571)
======================================================================================

       The following table indicates the differences between the amounts of consolidated balance sheet items determined in accordance with Canadian and U.S. GAAP:

-------------------------------------------------------------------------------------------------------------------------------
                                                                     2002                                                2001
-------------------------------------------------------------------------------------------------------------------------------
                                    U.S.          Canadian                           U.S.          Canadian
                                   GAAP             GAAP         Difference          GAAP             GAAP           Difference
-------------------------------------------------------------------------------------------------------------------------------
ASSETS

Financial derivatives         $      --        $      --        $      --        $   138,773      $      --        $   138,773

Property, plant and
   equipment                      802,598          952,699         (150,101)       2,180,773        2,180,773             --
Deferred pension
   asset (liability)              (83,858)          60,430         (144,288)          13,240           45,174          (31,934)
Deferred foreign exchange            --               --               --               --            144,287         (144,287)

LIABILITIES AND
   SHAREHOLDERS'
   DEFICIENCY

Accrued liabilities               204,210          234,549           30,339          266,778          267,229              451
Deferred foreign
   exchange                          --            106,617          106,617             --             29,445           29,445
Common shares and
   additional capital           1,422,824        1,393,994          (28,830)       1,162,164        1,133,664          (28,500)
Accumulated other
   comprehensive
   income                          10,088             --            (10,088)          32,387             --            (32,387)
Deficit                        (5,084,856)      (4,888,505)         196,351       (1,594,518)      (1,526,079)          68,439
===============================================================================================================================

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------


23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

           (i)  Consolidated statements of cash flows:


                Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by (used in) operations before changes in non-cash working capital items in the consolidated statements of cash flows. U.S. GAAP does not permit this subtotal to be included.

           (ii) Stock-based compensation expense:

                For U.S. GAAP purposes, the Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretive guidance. Accordingly, compensation expense for U.S. GAAP purposes has been recognized at the date of share purchases or option grants at the amount by which the quoted market price of the stock exceeds the amount an employee must pay to acquire the stock.

                During the year, the Company recorded stock compensation expense of $0.3 million (2001 - $1.4 million; 2000 - $4.4 million) as a result of accelerating the vesting period of certain employee stock option awards that would have otherwise expired unexercisable pursuant to their original terms. In addition, the Company recorded nil (2001 - $13.6 million; 2000 - nil) in stock compensation expense as a result of extending the expiry date of certain employee stock option awards.

                U.S. GAAP also requires that pro forma net loss and loss per share information be reported annually as if the Company had adopted the fair value approach under the Statement of Financial Accounting Standard ("SFAS") No. 123.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

              Had the Company determined compensation expense costs based on the fair value at the date of grant for stock options under SFAS No. 123, loss attributable to common shareholders and basic loss per share would have increased as indicated below.

----------------------------------------------------------------------------------
                                         2002             2001             2000
----------------------------------------------------------------------------------
Loss attributable to common
  shareholders, U.S. GAAP -
  as reported                       $(3,490,338)     $  (800,338)     $  (527,571)
Add stock-based employee
  compensation expense
  included in reported net loss             330           15,023            4,364
Deduct total stock-based
  employee compensation
  expense determined under
  fair value-based method
  for all rewards                       (24,677)         (56,158)         (54,993)
----------------------------------------------------------------------------------
Loss attributable to common
  shareholders, U.S. GAAP -
  pro forma                         $(3,514,685)     $  (841,473)     $  (578,200)
==================================================================================
Loss per common share -
  as reported                       $    (34.20)     $     (8.13)     $     (5.52)
Loss per common share -
  pro forma                              (34.44)           (8.55)           (6.05)
==================================================================================
Weighted average number of
  common shares outstanding
  (in thousands)                        102,047           98,406           95,561
==================================================================================

              In 2002, 846,000 (2001 - 996,939; 2000 - 3,760,500) options with a weighted average fair value of $7.21 (2001 - $18.33; 2000 - $15.16) were granted, and valued for pro forma disclosure purposes using the following weighted average assumptions:

------------------------------------------------------------------
                                      2002        2001        2000
------------------------------------------------------------------
Risk-free interest rate (%)           4.8%        5.1%        6.2%
Expected volatility (%)              31.3%       35.7%        5.4%
Expected life (in years)             1.23           5           5
Expected dividends                     --          --          --
==================================================================

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------


23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

         (iii)  Gain (loss) on derivative instruments:

                For U.S. GAAP reporting purposes, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138 ("SFAS No. 133") on January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income ("AOCI") and are recognized in the income statement when the hedged item affects earnings. Changes in fair values of derivative instruments not designated as hedging instruments and ineffective portion of hedges, if any, are recognized in earnings in the current year.

                On adoption, the Company recognized a one-time transition gain of $26.0 million, which represented the net effect of recognizing the market value of the Company's derivative portfolio of $84.5 million (consisting of assets of $98.2 million and liabilities of $13.7 million), the derecognition of the unamortized balance of swaption premiums of $17.6 million and the derecognition of deferred foreign exchange losses of $40.9 million as at December 31, 2000. The portion of the one-time transition gain that relates to derivatives designated and qualifying as cash flow hedges, totaling $22.0 million, was recognized in the AOCI account and will be reclassified into earnings over the life of the underlying hedged items, of which the last expires in June 2008. The portion of the one-time transition gain related to derivatives not designated as hedges, totaling $4.0 million, was recognized in earnings as the cumulative effect of the accounting change on adoption of SFAS No. 133.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

                For the year ended December 31, 2002, as a result of SFAS No. 133 relative to Canadian GAAP, the Company realized a net gain of $22.5 million (2001 - loss of $12.0 million) due to the net effect of foreign exchange gains on debt not hedged under U.S. GAAP of $20.1 million, the favourable net change in time value of the swaptions of $4.7 million, offset by the unfavourable net change in the fair market value of derivatives not designated as hedging instruments of $(0.4) million, and the net difference between the amortization of deferred gains on unwound swaps under U.S. and Canadian GAAP of $(1.9) million.

                For the year ended December 31, 2001, as a result of SFAS No. 133 relative to Canadian GAAP, the Company realized a net loss of $12.0 million due to the unfavourable change in time value of the swaptions of $12.1 million, the net gain in the fair market value of foreign exchange forward contracts not designated as hedging instruments of $(39.4) million, the effect of foreign exchange losses on the related debt of $44.3 million, the reversal of amortization of option premiums recorded under Canadian GAAP of $(5.4) million and recognition of $(3.9) million of a deferred gain relating to unwound swaps, offset by the reversal of the amortization of the deferred gain under Canadian GAAP of $4.3 million.

                Foreign currency risk:


                As at December 31, 2002, as a result of the transactions described below, the Company held no derivative financial instruments.

                As at December 31, 2001, the Company had designated derivatives with a net notional value of U.S. $1,890 million (composed of derivatives to purchase U.S. $2,097 million and derivatives to sell U.S. $207 million) as cash flow hedges which hedged the foreign currency risk of cash flows relating to U.S. dollar-denominated debt with a face value of the same amount. These cash flow hedges were highly effective in hedging foreign currency rate risk. The fair value of the derivatives designated as cash flow hedges was $119.7 million, consisting of assets of $159.9 million and liabilities of $40.2 million.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

                Other derivatives:

                In addition, at December 31, 2001, the Company held foreign exchange forward contracts with a notional value totaling U.S. $475 million that were not eligible to be designated as effective hedges, since the term of the contracts did not match the underlying debt being hedged and, therefore, the changes in their market value were recorded in earnings. As at December 31, 2001, the fair value of the foreign exchange contracts was $19.1 million.

                Termination of derivative contracts:

                In May 2002, the Company unwound certain swaptions, cross-currency swaps and forward contracts with notional value totaling U.S. $1,784.5 million for proceeds of $85.5 million (note 17(b)). The related AOCI balances of the derivatives unwound represented a gain of $37.5 million. This gain is being recognized in earnings over the remaining original contractual term to maturity of the underlying debt for which these derivatives were designated as cash flow hedges.

                On September 24, 2002, the Company unwound all remaining outstanding swaptions and cross-currency swaps with a notional value of U.S. $994.6 million, and in accordance with their terms, the Company received approximately Cdn. $84.9 million in face value of its outstanding Senior Notes in satisfaction of the counterparties' obligations to the Company. The Senior Notes are currently being held by the Company. The related AOCI balances of the derivatives unwound represented a gain of $76.4 million. The gain of $76.4 million is being recognized in earnings over the remaining original contractual term to maturity of the underlying debt for which these derivatives were designated as cash flow hedges. The termination of these hedges resulted in an increase in the Company's overall foreign currency exposure.

                In May 2001, the Company unwound certain swaptions, cross-currency swaps and a forward contract. The related AOCI balances of the derivatives unwound represented a deferred gain of $29.6. This gain is being recognized in earnings over the remaining original contractual term to maturity of the underlying debt for which these derivatives were designated as cash flow hedges.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

              The gains to be recognized related to the above monetizations in future periods are as follows:

                -------------------------------------------------------
                2003                                          $  27,418
                2004                                             27,418
                2005                                             23,872
                2006                                             21,092
                2007                                             16,232
                2008 and thereafter                               6,410
                -------------------------------------------------------
                                                              $ 122,442
                =======================================================

         (iv)   Benefit plan:


                In 2001, the Company recognized a gain under Canadian GAAP of $31.9 million from the reversal of the valuation allowance on the accrued benefit asset relating to its defined benefit pension plan. The reversal of the valuation allowance is not permitted under U.S. GAAP and, accordingly, the gain has been reversed in the consolidated statements of operations for U.S. GAAP reporting purposes.

                Under U.S. GAAP, SFAS No. 87, "Employers Accounting for Pensions," the Company is required to record an additional minimum pension liability when the benefit plans' accumulated benefit obligation exceeds the plans' assets by more than the amounts previously accrued for as pension costs. Under U.S. GAAP, these charges are recorded as a reduction to shareholders' equity, as a component of accumulated other comprehensive loss. In 2002, the Company recorded a minimum liability of $112.4 million (2001 and 2000 - nil).

         (v)    Business combinations, goodwill and other intangible assets:

                Effective January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," issued by the Financial Accounting Standards Board ("FASB") in July 2001, which are substantially consistent with equivalent Canadian HB 1581, "Business Combinations," and HB 3062, "Goodwill and Other Intangible Assets," except that under U.S. GAAP, any transitional impairment charge is recognized in earnings as a cumulative effect of a change in accounting principles. The accounting policy is described in note 2(e).

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

       (vi)     Accounting for the impairment or disposal of long-lived assets:

                Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("Opinion 30"), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale. It also provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). There was no effect on adoption of SFAS No. 144, effective January 1, 2002, on the Company's results of operations and financial position. In June 30, 2002, a write-down of property, plant and equipment was recorded (note
                5) and resulted in a U.S. GAAP difference as described below.

                SFAS No. 144 requires the measurement of an impairment charge to be based on the excess of the carrying value over the fair value of the assets, while Canadian GAAP measures the impairment as the excess of the carrying value over the net recoverable amount of the assets. The Company assessed the fair value of the affected asset group based on the market price for similar functionality and changes in the intended use of the asset group and asset group's remaining life given changes to the Company's strategy. The difference in the basis of measurement resulted in an additional impairment charge of $161 million under U.S. GAAP recorded in the second quarter of 2002. For the year ended December 31, 2002, depreciation expense is $10.9 million less under U.S. GAAP as a result of the difference in measuring the impairment charge.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):


       (b) Other disclosures:


           (i) Accounts receivable are net of an allowance for doubtful accounts of $20.2 million (2001 - $24.3 million) at December 31, 2002.

          (ii) In addition to the commitments and contingencies described in note 24, the Company has also provided routine indemnifications, whose terms range in duration and often are not explicitly defined. These indemnifications relate to adverse effects due to changes in tax laws, infringements by third parties related to intellectual property, and under certain supplier agreements, losses arising from claims by third parties against suppliers, including customers, in connection with the use of services and related equipment by the third party. The maximum amounts from these indemnifications cannot be reasonably estimated. Historically, the Company has not made significant payments related to these indemnifications. The Company has also indemnified a third party in connection with a marketing agreement, and has determined that the potential maximum loss is not significant. The Company has also indemnified certain financial advisors regarding liability they may incur as a result of their activity as advisors to the Company or the Company's Noteholders.

               The Company continues to monitor the conditions that are subject to guarantees and/or indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees and indemnifications when those losses are estimable.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

       (iii)    Recently issued accounting standards:

                In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. The Company is currently evaluating the impact of adoption on the consolidated financial statements.

                In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The Company is currently evaluating the impact of adoption on the consolidated financial statements.

                In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. There was no effect on adoption of SFAS No. 146 on the Company's results of operations and financial position for 2002 and prior years.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

                In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which requires certain disclosures of obligations under guarantees. The disclosure requirements of FIN 45 are effective for the Company's year ended December 31, 2002 and are included in note 23(b)(ii) to these consolidated financial statements. Effective for 2003, FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002, based on the fair value of the guarantee. The Company has not determined the impact of the measurement requirements of FIN 45.

                In November 2002, the Emerging Issues Task Force reached a consensus on Issue 00-21, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (a) the delivered item has value to the customer on a standalone basis; (b) there is objective and reliable evidence of the fair value of undelivered items; and (c) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003 with early adoption permitted. The Company is currently evaluating the impact of adoption on the consolidated financial statements.

                In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED):

              In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The application of this Interpretation will not have a material effect on the Company's financial statements.

24.    COMMITMENTS AND CONTINGENCIES:

       (a) Contractual commitments:


           Under the terms of its operating lease agreements for fibre optics maintenance, operating facilities, equipment rentals and minimum purchase commitments under supply contracts and customer contracts, the Company is committed to make the following payments for the years ending December 31, as follows:

           -----------------------------------------------------------------
           2003                                                   $  159,883
           2004                                                      106,891
           2005                                                       90,570
           2006                                                       47,881
           2007                                                       37,944
           Thereafter                                                252,316
           -----------------------------------------------------------------
                                                                  $  695,485
           =================================================================

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

24.    OTHER COMMITMENTS AND CONTINGENCIES (CONTINUED):

       (b) Contingent liabilities:


           (i)  Professional fees:

                Upon successful completion of the Plan, the Company is required to pay success fees to certain financial advisors. These fees will consist of: (a) a fixed restructuring transaction fee of U.S. $10.0 million, and (b) a transaction fee, equal to 0.75% of the fair market value of all cash and/or other securities received by the Noteholders pursuant to the Plan. The total amount of these fees due upon successful implementation of the Plan will be reduced by the monthly payments made to these financial advisors during 2002 to emergence from CCAA. These success fees have not been accrued as at December 31, 2002 because payment is contingent on successful implementation of the Plan.

           (ii) Litigation:

                As a result of the Company's CCAA filing, virtually all pending pre-petition litigation against the Company is currently stayed. A significant portion of the Company's pending pre-petition litigation will be dealt with during the CCAA proceedings as described in note 8.

                In the normal course of operations, the Company may be subject to litigation and claims from customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

       (c) Letters of credit:

           In the normal course of business, the Company issues letters of credit in compliance with its right-of-way agreements with various municipalities and utility companies. In general, the terms of the letter of credit permit the municipality or the utility company to draw on the letter of credit to recover any losses incurred under the right-of-way agreement, as defined. As at December 31, 2002, the Company had letters of credit outstanding of $1.3 million with nil drawn.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

24.    OTHER COMMITMENTS AND CONTINGENCIES (CONTINUED):

       (d) Collective bargaining agreement:

           As at December 31, 2002, approximately 21% or 847 employees of the Company were union members covered by collective bargaining agreements. The union employees of the Company are currently represented by two unions, the Canadian Auto Workers ("CAW") Local 2000 and the United Steelworkers of America ("UWSA") TC Local 1976. The collective bargaining agreements are effective from January 1, 2001 to December 31, 2003. In 2003, the Company will need to negotiate new collective agreements with its union partners.

25.    SUBSEQUENT EVENTS:

       In order to facilitate the reorganization pursuant to the Plan, on January 16, 2003, AT&T Canada entered into the Sale and Call Agreement with New OpCo, Canada Corp., AT&T Corp., AT&T Canada Holdings Limited Partnership ("AT&T LP"), Brascan Financial Corporation, Tricap Investments Corporation and 1519888 Ontario Limited ("BCo"), whereby AT&T LP agreed to sell all of its direct and indirect ownership interests in both AT&T Canada and Canada Corp. to BCo. BCo has granted a call option (the "Option") to New OpCo to buy the shares it acquires from AT&T LP representing a direct and indirect ownership interest in Canada Corp. (other than the shares of AT&T Canada) for a purchase price of $0.15 million. The Option is exercisable on or at any time after March 15, 2003. In the event that New OpCo does not exercise the Option before the implementation of the Plan, New OpCo has agreed to pay $0.15 million to BCo upon implementation of the Plan. On February 17, 2003 AT&T Corp. sold all of its direct and indirect ownership interest in Canada Corp. to BCo.

       On January 17, 2003, the Company announced it had established a new commercial agreement with AT&T Corp. The new commercial agreements among other things, require AT&T Canada to launch a new brand name by September 9, 2003, and to cease use of the AT&T brand by no later than December 31, 2003. In addition, these agreements provide a timeframe for continuity of the Company's global connectivity, technology platform and product suite, and maintain network ties between the two companies for the benefit of customers. These agreements enable AT&T Canada and AT&T Corp. to continue working together on a non-exclusive basis, and provide the Company the ability to forge additional supplier relationships that will enhance its connectivity and product offerings. Also, these arrangements recognize AT&T Corp.'s ability to serve Canadian customers directly, including competing with AT&T Canada.

AT&T CANADA INC.
Notes to Consolidated Financial Statements (continued)
(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------

25.    SUBSEQUENT EVENTS (CONTINUED):

       On February 20, 2003, the Plan was approved by the Company's Noteholders and its other Affected Creditors.

       On February 25, 2003, the Court issued an order sanctioning the Plan and the U.S. Court issued an order recognizing and enforcing the Court's sanction order.